Exhibit 99.11

BUDGET 2024 Taking Action For You FIRST QUARTERLY REPORT SEPTEMBER 2024 BRITISH COLUMBIA StrongerBC for everyone

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First Quarterly Report Fiscal Plan Update 2024/25 – 2026/272024/25 Economic Outlook and Financial Forecast & Three Month Results April - June 2024 BRITISH COLUMBIA Ministry of Finance

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown corporations. — ongoing—

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting — Periodicals.

2. British Columbia — Economic conditions — 1945—       — Periodicals.*

3. Corporations, Government — British Columbia — Accounting — Periodicals. I. Title.

HJ13.B77         354.711’007231’05

2024/25 First Quarterly Report September 10, 2024	TABLE OF CONTENTS

Updated Fiscal Plan 2024/25 to 2026/27
Tables:
Updated Fiscal Plan 2024/25 to 2026/27	1

Part One — Updated 2024/25 Financial Forecast

Introduction	5

Revenue	7

Expense	10
Consolidated Revenue Fund (CRF) Spending	11
Service Delivery Agency Spending	12

Full-Time Equivalents for the BC Public Service	12

Provincial Capital Spending	12
Projects Over $50 million	13

Provincial Debt	18

Risks to the Fiscal Forecast	20

Supplementary Schedules	21

Tables:
1.1 Forecast Update	5
1.2 Financial Forecast Changes	6
1.3 Comparison of Major Factors Underlying Revenue	8
1.4 Capital Spending Update	12
1.5 Provincial Debt Update	18
1.6 Operating Statement	21
1.7 Revenue by Source	22
1.8 Expense by Ministry, Program and Agency	23
1.9 Expense by Function	24
1.10 Capital Spending	25
1.11 Projects Over $50 million	26
1.12 Provincial Debt	31
1.13 Statement of Financial Position	32

First Quarterly Report 2024/25	| i

Table of Contents

Part Two — Economic Review and Outlook

Summary		33

British Columbia Economic Activity and Outlook		34
Labour Market		35
Demographics		36
Consumer Spending and Inflation		37
Housing		39
Business and Government		41
External Trade and Commodity Markets		42

Risks to the Economic Outlook		44

External Outlook		45
United States		45
Canada		48
Asia		50
Europe		51
Financial Markets		52
Interest Rates		52
Exchange Rates		53

Tables:
2.1	British Columbia Economic Indicators	34
2.2	U.S. Real GDP Forecast: Consensus vs B.C. Ministry of Finance	47
2.3	Canadian Real GDP Forecast: Consensus vs B.C. Ministry of Finance	49
2.4	Private Sector Canadian Interest Rate Forecasts	53
2.5	Private Sector Exchange Rate Forecasts	54
2.6.1	Gross Domestic Product (GDP): British Columbia	55
2.6.2	Selected Nominal Income and Other Indicators: British Columbia	56
2.6.3	Labour Market Indicators: British Columbia	56
2.6.4	Major Economic Assumptions	57

ii |	First Quarterly Report 2024/25

Table of Contents

Appendix — Fiscal Plan Update

Tables:
A1	Material Assumptions – Revenue	59
A2	Natural Gas Price Forecasts – 2024/25 to 2026/27	64
A3	Material Assumptions – Expense	66
A4	Operating Statement – 2017/18 to 2026/27	69
A5	Revenue by Source – 2017/18 to 2026/27	70
A6	Revenue by Source Supplementary Information – 2017/18 to 2026/27	71
A7	Expense by Function – 2017/18 to 2026/27	72
A8	Expense by Function Supplementary Information – 2017/18 to 2026/27	73
A9	Full-Time Equivalents (FTEs) – 2017/18 to 2026/27	74
A10	Capital Spending – 2017/18 to 2026/27	75
A11	Statement of Financial Position – 2017/18 to 2026/27	76
A12	Changes in Financial Position – 2017/18 to 2026/27	77
A13	Provincial Debt – 2017/18 to 2026/27	78
A14	Provincial Debt Supplementary Information – 2017/18 to 2026/27	79
A15	Key Provincial Debt Indicators – 2017/18 to 2026/27	80

First Quarterly Report 2024/25	| iii

UPDATED FISCAL PLAN – 2024/25 to 2026/27

($ millions)	2024/25	2025/26	2026/27
Deficit - Budget 2024	(7,911)	(7,773)	(6,288)
Fiscal Plan Updates:
Personal income tax revenue	480	383	413
Corporate income tax revenue	(638)	442	(398)
Sales tax revenue	(54)	(58)	(116)
Employer health tax revenue	159	164	171
Property transfer tax revenue	25	70	106
Other taxation revenue	5	(21)	(36)
Natural gas royalties revenue	(49)	285	248
Forest revenue	(103)	(65)	(68)
Other natural resources revenue	(147)	(130)	(44)
Contributions from the federal government	115	111	109
Other revenue	454	336	276
Fire management costs	(653)	-	-
Debt servicing costs	(344)	(180)	(188)
Other spending changes	(318)	(264)	(280)
Deficit - First Quarterly Report	(8,979)	(6,700)	(6,095)

Contingencies Vote Levels:
General Contingencies	3,500	1,700	1,600
CleanBC	385	320	130
Priority spending initiatives and caseload pressures	-	1,000	2,000
	3,885	3,020	3,730
Capital Spending Levels:
Taxpayer-supported capital spending	13,609	15,313	14,538
Self-supported capital spending	4,418	4,285	4,769
	18,027	19,598	19,307
Provincial Debt Levels and Metrics:
Taxpayer-supported debt	93,346	113,790	133,364
Self-supported debt	35,264	37,185	39,568
Total provincial debt	128,610	150,975	172,932

Taxpayer-supported debt-to-GDP ratio	22.0%	25.7%	28.8%
Taxpayer-supported debt-to-revenue ratio	117.1%	139.1%	158.0%

Financial Outlook

The First Quarterly Report shows an increased deficit forecast for 2024/25 mainly due to higher spending for wildfire management and interest costs. There are many changes across various revenue sources that have offsetting impacts and as a result, overall revenue remains largely unchanged since budget. The deficit projection is lower in 2025/26 and 2026/27 reflecting improved revenue forecasts for personal income tax and natural gas royalties as well as changes in other revenue streams, as outlined in this report.

Compared to Budget 2024, revenue forecasts are higher by $247 million in 2024/25, $1.5 billion in 2025/26 and $661 million in 2026/27.

Expense projections are higher by $1.3 billion in 2024/25, $444 million in 2025/26 and $468 million in 2026/27. These changes result in forecast deficits of $9.0 billion, $6.7 billion and $6.1 billion in each respective fiscal year, as shown in the table above.

Personal income taxation revenue is higher by $1.3 billion over the fiscal plan period mainly reflecting stronger household incomes and federal budget measures. Corporate income tax projections have been updated to reflect the federal government's updated forecast of national corporate taxable income, with a reduction in 2024/25 and an increase in 2025/26.

First Quarterly Report 2024/25	| 1

Updated Fiscal Plan – 2024/25 to 2026/27

Over the three years, natural resource revenue is forecast to be largely consistent with Budget 2024 projections with only a net reduction of $73 million. Natural gas royalties reflect changes in prices, volumes, natural gas liquids royalties and utilization of royal and infrastructure programs and credits. The forecast includes the impacts of an extended transition period for the new royalty system. Forestry revenues are expected to decline across the fiscal plan reflecting lower stumpage revenues due to decreased lumber prices. Columbia River Treaty electricity sales are lower due to anticipated reduced volumes under the new Agreement-in-Principle between Canada and the United States, partially offset by annual payments for flood risk management.

Contributions from the federal government are forecast to increase over the plan period mainly for Canada health and social transfers to reflect higher population growth in British Columbia.

Compared to budget, expenses in 2024/25 are expected to be higher mainly as a result of wildfire response costs and higher interest costs due to higher opening debt balances and accelerated timing of borrowing in-year. The updated expense outlook also includes higher net spending by government organizations and other statutory spending.

Economic Outlook

The First Quarterly Report forecast for B.C.'s economy is generally in line with Budget 2024 expectations, with B.C. real GDP growth in 2024 revised up slightly to 1.0 per cent from 0.8 per cent, and the forecast for 2025 revised down to 2.0 per cent from 2.3 per cent. These revisions reflect increases in government spending and investment as reported in Budget 2024, and weaker exports and the impact of high interest rates over a longer than expected period.

Employment has exceeded expectations so far this year, while retail sales and exports have underperformed. High interest rates have continued to weigh on home sales but home construction remains strong and government's capital spending plans are expected to support economic activity. Inflation has continued to trend toward the Bank of Canada's target range, but shelter prices remain elevated. Despite ongoing global economic uncertainty, the province benefits from a diverse economy and is well positioned to weather ongoing global, national, and local economic challenges.

British Columbia's Real GDP Outlook

B.C.’s economy is expected to see solid growth from 2026 to 2028, with average annual real GDP growth of 2.3 per cent, similar to the Budget 2024 forecast.

Capital Investments

Taxpayer-supported capital spending on hospitals, education facilities, transportation infrastructure, housing and other projects is financed through a combination of provincial borrowing, funding provided by third parties, and from internal cash flows. Taxpayer-supported capital spending is forecast to total $43.5 billion over the fiscal plan period, which is $191 million higher than the Budget 2024 forecast mainly due to changes in the timing of capital projects.

Over the three years, self-supported infrastructure spending by commercial Crown corporations totals $13.5 billion.

2 |	First Quarterly Report 2024/25

Updated Fiscal Plan – 2024/25 to 2026/27

Debt Affordability

Taxpayer-supported debt is now projected at $133.4 billion by 2026/27, $6.9 billion higher than budget, mainly due to higher debt balances at the end of fiscal 2023/24 carrying forward over the fiscal plan period. As a result, government’s key debt affordability metric, the taxpayer-supported debt-to-GDP ratio, is forecast to be higher than Budget 2024 across the three years – reaching 28.8 per cent by 2026/27. B.C. continues to have one of the lowest debt-affordability metrics relative to other Canadian provinces.

Taxpayer-Supported Debt-to-GDP

Including the self-supported debt of commercial Crown corporations, total provincial debt is projected at $172.9 billion by the end of 2026/27.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

●	risks to the B.C. economic outlook, such as uncertainty surrounding global economic activity, potential for interest rates to remain elevated for longer, and uncertainty in immigration levels;

●	assumptions underlying revenue and Crown corporation forecasts such as economic factors and commodity prices;

●	increased spending which may include wildfire and floods response and increased demand and costs for government services such as health care and social services; and

●	potential changes to federal government transfer allocations, cost-sharing agreements with the federal government, and impacts on the provincial income tax bases arising from federal tax policy and budget changes.

To mitigate against unexpected and unknown costs, the Contingencies Vote includes budget allocations of $3.9 billion in 2024/25, $3.0 billion in 2025/26, and $3.7 billion in 2026/27. This includes funding to address caseload pressures and priority initiatives. There are no changes to the Contingencies Vote forecast compared to Budget 2024 at this time.

Conclusion

B.C.’s fiscal forecast for 2024/25 shows a higher deficit from budget in 2024/25, mainly as a result of higher spending for wildfire response and debt servicing costs, but with improvements in 2025/26 and 2026/27 due to increasing revenue outlooks. The province’s economy continues to be resilient, and taxpayer-supported debt remains affordable compared to its peers.

Government continues to make investments to tackle priorities outlined in Budget 2024, including cost of living, housing, health and public services and a clean economy.

First Quarterly Report 2024/25	| 3

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PART 1    |   UPDATED 2024/25 FINANCIAL FORECAST

Introduction

Table 1.1 2024/25 Forecast Update

($ millions)	Budget 2024	First Quarterly Report	Change
Revenue	81,523	81,770	247
Expense	(89,434)	(90,749)	(1,315)
Deficit	(7,911)	(8,979)	(1,068)

Capital Spending:
Taxpayer-supported capital spending	14,104	13,609	(495)
Self-supported capital spending	4,652	4,418	(234)
	18,756	18,027	(729)
Provincial Debt:
Taxpayer-supported debt	88,639	93,346	4,707
Self-supported debt	34,628	35,264	636
Total provincial debt	123,267	128,610	5,343
Taxpayer-supported debt-to-GDP ratio	21.0%	22.0%	1.0%
Taxpayer-supported debt-to-revenue ratio	111.8%	117.1%	5.3%

The first quarter update for 2024/25 shows an increase in spending and a slight improvement in revenue resulting in a deficit of $9.0 billion, up $1.1 billion from the budget deficit forecast of $7.9 billion. The forecast for revenue is lower for corporate income tax, and natural resources, offset by increases from personal income tax and investment earnings. The expense forecast is higher mainly due to the wildfire response and higher interest costs.

Details of the revenue and expense forecast changes from Budget 2024 are shown in Chart 1.1 and Table 1.2.

Chart 1.1     2024/25 Deficit – Major Changes from Budget 2024

First Quarterly Report 2024/25	| 5

Updated 2024/25 Financial Forecast

Table 1.2 2024/25 Financial Forecast Changes

($ millions)
2024/25 deficit at Budget 2024 (February 22, 2024)	(7,911)
Revenue[1] changes:
Personal income tax – reflecting improved household income and the effects of the federal budget tax measures	480
Corporate income tax – lower prior-year settlement payment, and decrease in advance instalments reflecting a revised federal outlook of 2024 national corporate taxable income	(638)
Provincial sales tax – slower year-to-date sales activity	(54)
Property transfer tax – reflecting slightly higher than expected year-to-date sales results	25
Fuel tax – lower sales volume in most fuel types reflecting prior year and year-to-date results	(51)
Tobacco tax – reflecting lower prior year and year-to-date sales results	(40)
Employer health tax – reflecting higher prior year results and improved in wages and salaries growth	159
Other taxation sources – mainly reflecting the impacts of the 2023/24 year-end and year-to-date results	96
Natural gas royalties – lower prices and natural gas liquids royalties, partly offset by higher volumes, byproduct prices and decreased utilization of royalty and infrastructure programs and credits	(49)
Mining – higher coal and copper prices, coal production and the effect of a stronger US dollar, partly offset by higher mine operating and capital costs	12
Electricity sales under the Columbia River Treaty – decrease in anticipated volume resulting from the new Agreement-in-Principle, partly offset by annual cash payment for Flood Risk Management	(126)
Forests – mainly lower stumpage rates, lumber prices and logging tax	(103)
Other natural resources – mainly lower water rental revenues	(33)
Fees, licences, investment earnings and miscellaneous revenue:
Investment earnings – mainly reflecting interest income on higher cash balances	243
Other sources – mainly higher revenue from fees and miscellaneous sources	243
Canada health and social transfers – mainly higher B.C. share of the national population	23
Other federal government transfers – mainly higher recoveries reflecting additional Long Term Care funding and higher transfers to SUCH [2] sector entities	92
Commercial Crown corporation net income - unplanned power outage at Columbia Power project facilities	(32)
Total revenue changes	247
Less: expense[1] increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Fire management costs	653
Other statutory spending	61
Refundable tax credits	9
Other expense changes – mainly higher interest costs	344
Spending funded by third party recoveries	(19)
Changes in spending profile of service delivery agencies:
School districts	98
Universities	49
Colleges and institutes	47
Health authorities and hospital societies	854
Other service delivery agencies[3]	(70)
(Increase) decrease in transfers to service delivery agencies - accounting elimination	(711)
Total expense changes	1,315
Total changes	(1,068)
2024/25 deficit at the First Quarterly Report	(8,979)

1  Detailed descriptions of changes are provided in the revenue and expense sections of this report.

2  SUCH: school districts, universities, colleges and institutes, and health organizations.

3  Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

6 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Projected taxpayer-supported capital spending in 2024/25 is $13.6 billion, which is $495 million lower than forecast in Budget 2024, due to timing changes for capital projects in the transportation, health and post-secondary sectors. The self-supported capital spending forecast is $4.4 billion, which is $234 million lower than budget mainly due to timing of power generation and transmission projects.

The taxpayer-supported debt at the end of 2024/25 is forecast at $93.3 billion, which is higher by $4.7 billion compared to the Budget 2024 forecast as a result of higher debt balances at the end of fiscal 2023/24. Self-supported debt is forecast to be $35.3 billion, an increase of $636 million since Budget 2024 mainly due to changes in internal financing.

Revenue

Revenue for 2024/25 is forecast to be $81.8 billion — $247 million higher than the projection in Budget 2024. Higher revenue from federal government contributions, fees, investment earnings and miscellaneous sources is partly offset by lower revenue from taxation, natural resources and net income from commercial Crowns. The slight decrease to the taxation revenue forecast is mainly due to lower corporate and consumption tax revenues partly offset by the effects of the First Quarterly economic update, federal budget tax measures, the impacts of final 2023/24 revenue that carry forward and year-to-date results in 2024/25. Corporate income tax revenue includes an updated federal government outlook of national corporate taxable income. Lower natural resource revenue forecast is mainly due to the impacts of lower energy commodity prices.

Chart 1.2    Revenue Changes from Budget 2024

Total revenue increases by $247 million

Detailed revenue projections are disclosed in Table 1.7, and key assumptions and sensitivities relating to revenue are provided in Table A1. An analysis on historical volatility of major economic drivers can be found in the 2024 B.C. Financial and Economic Review (pages 17-18). For 2024/25, major changes from the Budget 2024 forecast are discussed starting on page 8.

First Quarterly Report 2024/25	| 7

Updated 2024/25 Financial Forecast

Table 1.3    Comparison of Major Factors Underlying Revenue

Calendar Year	First Quarterly Report				Budget 2024
Per cent growth unless otherwise indicated	2023	2024	2025	2026	2023	2024	2025	2026
Real GDP	1.5	1.0	2.0	2.3	1.0	0.8	2.3	2.4
Nominal GDP	3.7	3.5	4.3	4.6	3.2	3.3	4.4	4.5
Household income	7.8	5.9	4.4	4.0	6.9	4.4	4.3	4.1
Wages and salaries	7.2	6.8	4.9	4.2	6.7	5.5	4.9	4.2
Corporations net operating surplus	-15.0	-14.9	-1.5	5.5	-14.9	-9.5	0.8	4.4
Employment	1.6	2.3	1.1	1.1	1.6	0.9	1.5	1.5
Consumer expenditures on durable goods	0.3	1.2	1.7	3.4	1.9	0.8	2.9	4.5
Consumer expenditures on goods and services	5.3	5.3	4.7	4.2	5.3	5.2	4.4	4.4
Business investment	8.8	2.0	6.7	6.4	8.3	1.2	6.7	6.6
Residential investment	1.2	3.5	8.0	7.6	3.3	4.4	6.9	7.8
Retail sales	-0.1	1.0	2.5	3.5	0.8	2.3	3.4	3.8
Consumer Price Index	3.9	2.7	2.2	2.0	3.9	2.7	2.2	2.0
Residential sales value	-11.6	4.5	15.9	9.1	-11.6	12.7	10.2	7.7
B.C. Housing starts	8.1	-7.5	3.8	3.1	8.1	-8.7	2.7	4.7
U.S. Housing starts	-8.5	-3.5	2.2	0.0	-9.0	-4.1	3.3	0.0
SPF 2x4 price ($US/thousand board feet)	$398	$390	$400	$425	$398	$425	$450	$450
Exchange rate (US cents/Canadian dollar)	74.1	73.0	73.5	76.3	74.1	73.6	76.8	78.6

Fiscal Year	2023/24	2024/25	2025/26	2026/27	2023/24	2024/25	2025/26	2026/27
Natural gas price ($Cdn/GJ at plant inlet)	$1.30	$0.75	$1.85	$2.21	$1.03	$1.26	$1.75	$1.96
Bonus bid average bid price per hectare ($)	$0	$200	$200	$300	$0	$200	$300	$300
Electricity price ($US/mega-watt hour, Mid-C)	$86	$79	$88	$87	$90	$93	$94	$92
Metallurgical coal price ($US/tonne, fob Australia)	$282	$256	$234	$233	$276	$243	$220	$205
Copper price ($US/lb)	$3.79	$4.37	$4.37	$4.39	$3.77	$3.88	$4.04	$4.14
Average stumpage rates ($Cdn/cubic metre)	$17.88	$15.63	$17.67	$19.71	$18.70	$18.06	$19.70	$21.16
Crown harvest volumes (million cubic metres)	32.1	32.0	32.0	32.0	32.0	32.0	32.0	32.0

Income Tax Revenue

Personal income tax revenue is up $480 million from budget mainly reflecting improved household income and the effects of the federal budget tax measures.

Corporate income tax revenue is down $638 million mainly due to lower advance instalments from the federal government and prior-year settlement payments. The decline in instalments reflects a change in the federal government’s forecast for 2024 national corporate taxable income, which is now expected to increase by 7.8 per cent compared to a higher growth forecast of 14.1 per cent assumed in Budget 2024.

Other Tax Revenue

Provincial sales tax revenue is down $54 million mainly due to lower year-to-date sales results reflecting a lower tax base consistent with lower consumer expenditures on taxable goods.

Property transfer tax revenue is up $25 million mainly due to slightly higher than expected activity in the housing market.

Tobacco tax revenues are down $40 million due to lower year-to-date sales.

Fuel tax revenues are down $51 million due to lower sales volumes in most fuel types reflecting prior year and year-to-date sales results.

8 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Employer health tax revenues are up $159 million due to the impacts of 2023/24 final results and a higher payroll base consistent with improved growth in wages and salaries.

Other taxation revenues are up $96 million due to higher revenue from property and insurance premium taxes reflecting the impacts of 2023/24 results.

Natural Resources Revenue

Natural resource revenues are $299 million lower than budget with declines in most sources.

Revenue from natural gas royalties is down $49 million mainly due to lower prices for natural gas and lower natural gas liquids royalties, partially offset by slightly higher natural gas volumes and by-product prices as well as decreased utilization of royalty and infrastructure program credits. The updated natural gas price forecast is $0.75 ($Cdn/gigajoule, plant inlet), down from the Budget 2024 outlook ($1.26). The price assumption is within the 20th percentile of the private sector forecasters, continuing the prudence incorporated since 2013/14. Natural gas royalty rates are sensitive to prices in the $1.22 to $2.42 range. Hence, the effective royalty rate is generally expected to fall as prices decrease, depending on the take up of royalty program credits. The forecast includes the impacts of an extended transition period for the new royalty system and changes to the existing transition regulation for treatment of oil and gas wells.

Revenue from coal, metals, minerals and other mining-related sources is up $12 million mainly due to improved coal and copper prices, coal production and a stronger US dollar, partly offset by higher operating and capital costs for mines.

Revenue from electricity sales under the Columbia River Treaty is down $126 million reflecting an overall decrease in volume resulting from the new Agreement-in-Principle (AIP) for the Columbia River Treaty, partly offset by a separate annual cash payment for Flood Risk Management included in the AIP. In addition, Mid-C electricity prices, now forecast to be $79.15 US/mega-watt hour, are down 15 per cent from the budget outlook.

Forest revenue is down $103 million mainly due to lower stumpage revenue reflecting regular updates to the market pricing system and lower lumber prices as well as lower logging tax revenue. Total stumpage rates, now forecast to be $15.63 Cdn/cubic metre, are down 13 per cent from the budget.

Revenue from other natural resources is down $33 million mainly due to decreased water rentals collected under the Water Sustainability Act reflecting reduced inflows to reservoirs due to near record low snowpack and drought conditions.

Other Taxpayer-Supported Revenue

Other taxpayer-supported revenue consists of revenue from fees, licences, investment earnings and miscellaneous sources. These revenue sources are now expected to total $11.9 billion, up $486 million from budget.

The updated forecast for fee revenues totals $5.5 billion, up $33 million. The revised forecast for investment earnings is $1.7 billion, up $243 million from budget mainly due to higher interest income on higher cash balances.

First Quarterly Report 2024/25	| 9

Updated 2024/25 Financial Forecast

The miscellaneous revenue outlook of $4.7 billion is up $210 million from budget mainly due to increased projections from taxpayer-supported SUCH sector entities.

Federal Government Transfers

Federal government contributions are expected to be $14.6 billion, up $115 million from budget.

Canada health and social transfers have increased by $23 million, mainly due to an improved B.C. share of the national population.

Other federal government contributions are up $92 million mainly due to higher recoveries related to additional Long Term Care funding and increased transfers to SUCH sector entities.

Commercial Crown Net Incomes

Net income reported by government business enterprises (commercial Crown corporations) is down $32 million due mainly to unplanned outages for the Columbia Power project facilities at Arrow Lake generating station. There are no changes from budget to forecast net income for BC Hydro, Liquor Distribution Branch, BC Lottery Corporation, or the Insurance Corporation of BC.

Expense

The First Quarterly Report expense forecast for 2024/25 is $1.3 billion higher than Budget 2024 mainly due to higher spending for wildfire response and increased debt servicing costs.

Chart 1.3 Expense Changes from Budget 2024

Total expense increases by $1.3 billion

*Net agency spending reflects changes to total spending of SUCH sector and other agencies, net of changes to provincial funding. For details, see table 1.2

10 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Consolidated Revenue Fund (CRF) Spending

Statutory spending is projected at $723 million in 2024/25 and includes the following:

•	$653 million for fire management costs — this is in addition to the $233 million in the fire management voted appropriation, for a total spending forecast of $886 million;

•	$50 million to fund an increased number of agriculture claims under the Production Insurance special account; and

•	$20 million in other statutory spending.

Other changes in CRF spending include a $344 million increase in debt servicing costs due to higher opening debt level, higher interest rates and accelerated timing of in-year borrowing.

Contingencies

Budget 2024 includes a Contingencies Vote allocation of $3.9 billion in 2024/25, with $3.5 billion allocated to General Programs and Climate & Emergency Response and nearly $400 million for CleanBC initiatives. The Contingencies Vote helps fund unexpected costs that are difficult to forecast such as flood recovery, wage mandate, increased demands for government services, and emerging priorities. The forecast for these allocations remain unchanged in the First Quarterly Report.

Spending Recovered from External Parties

Expenses funded by external parties are forecast to decrease by $19 million mainly due to lower recoveries from the natural resources sector and lower interest expenses recovered from commercial Crown corporations. This is partly offset by an additional $76 million in health funding received from the federal government.

The recovered spending changes are offset by an equal change in revenue and as a result have no net impact on government's financial results.

Operating Transfers to Service Delivery Agencies

Operating transfers to service delivery agencies are forecast to be $711 million higher than Budget 2024 mainly due to higher grants to health organizations ($571 million) and the education sector ($170 million), partly offset by net decrease in grants to various other service delivery agencies ($30 million).

Operating transfers provided to service delivery agencies are eliminated on consolidation, for accounting purposes. These funding increases are related to spending forecast changes noted below.

First Quarterly Report 2024/25	| 11

Updated 2024/25 Financial Forecast

Service Delivery Agency Spending

Service delivery agency expenses are forecast to increase by $978 million in 2024/25 compared to Budget 2024.

•	School district expense forecasts are higher by $98 million mainly to reflect salary increases under the Shared Recovery Mandate and higher operating costs.

•	Post-secondary sector expenses are forecast to increase by $96 million mainly due to salary increases under the Shared Recovery Mandate.

•	The health authority and hospital society expense forecast is $854 million higher than Budget 2024, mainly due to higher salary and operating costs.

•	Other service delivery agency spending is forecast to decrease by $70 million since budget mainly due to lower amortization and interest expenses by the BC Transportation Financing Authority to reflect a revised schedule for capital projects. This is partly offset by various updates across a number of other agencies.

Higher service delivery agency spending is funded primarily by increased operating transfers provided by government as noted above.

Detailed expense projections are disclosed in Table 1.8. Key spending assumptions and sensitivities are provided in the appendix Table A3.

Full-Time Equivalents for the BC Public Service

The forecast of full-time equivalent (FTE) staff utilization for 2024/25 is 38,900, which is an increase of 1,600 FTEs since budget. Additional hiring in 2024/25 is to support the continued response to wildfires. The growth is also related to implementation of key expanded government priorities (rural resource permitting, safety and justice services), and in response to increased demand for government services such as child care and children and youth supports.

Provincial Capital Spending

Capital spending is projected to total $18.0 billion in 2024/25 — $729 million lower than the forecast in Budget 2024 (see Tables 1.4 and 1.10).

Table 1.4 2024/25 Capital Spending Update
($ millions)
Taxpayer-supported capital spending at Budget 2024	14,104
Changes:
Higher school district spending	38
Timing of post-secondary institution spending	(145)
Timing of health authority spending	(144)
Timing of transportation sector spending	(328)
Higher social housing spending	35
Other net adjustments to capital schedules	49
Total taxpayer-supported changes	(495)
Taxpayer-supported capital spending - updated forecast	13,609

Self-supported capital spending at Budget 2024	4,652
Timing of BC Hydro spending	(233)
Timing of other spending	(1)
Total self-supported changes	(234)
Self-supported capital spending - updated forecast	4,418
2024/25 provincial capital spending at the First Quarterly Report	18,027

12 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Taxpayer-supported capital spending is projected at $13.6 billion. The $495 million decrease since Budget 2024 is primarily due to timing changes in capital spending on transportation, health and post-secondary projects. This is partially offset by timing changes in capital spending on K-12 and social housing projects.

At $4.4 billion, self-supported capital spending is $234 million lower than Budget 2024 primarily due to changes in the timing of BC Hydro expenditures.

Projects Over $50 million

Capital spending on projects greater than $50 million is presented in Table 1.11.

Since Budget 2024, the following projects have been added to the table:

•	Cameron Elementary School ($68 million);

•	Henry Hudson Elementary School ($60 million);

•	Fleetwood Park Secondary School ($79 million);

•	John Diefenbaker Elementary School ($53 million);

•	Mission Secondary School ($176 million);

•	Montgomery Middle School ($87 million);

•	Olympic Village Elementary School ($151 million);

•	Pitt Meadows Secondary School ($144 million);

•	Smith Middle and Secondary Schools ($306 million);

•	Camosun College - Student Housing ($155 million);

•	Capilano University – Squamish Student Housing ($55 million);

•	Okanagan College – Centre for Food, Wine and Tourism ($56 million);

•	Simon Fraser University – Digital Research Infrastructure Refresh - CEDAR ($82 million);

•	Simon Fraser University – Student Housing Phase 3 ($188 million);

•	The University of British Columbia – Student Housing - Lower Mall Precinct ($560 million);

•	Chilliwack Long-Term Care ($274 million);

•	Cottonwoods Long-Term Care Replacement ($187 million);

•	Immunization BC Digital Platform ($75 million);

•	Kamloops Cancer Centre ($359 million);

•	Nanaimo Cancer Centre ($289 million);

•	Squamish (Hilltop) Long-Term Care ($286 million);

•	Surrey Memorial Hospital – Hemodialysis Renal Centre ($85 million);

•	Surrey Memorial Hospital – Interventional Cardiology and Interventional Radiology ($97 million);

First Quarterly Report 2024/25	| 13

Updated 2024/25 Financial Forecast

•	University Hospital of Northern BC Redevelopment Phase 2 — Acute Care Tower ($1.579 billion);

•	Highway 1 Bus on Shoulder McKenzie to Colwood Interchange ($95 million);

•	Highway 1 Fraser Valley Corridor Improvements Mount Lehman Road to Highway 11 ($2.651 billion);

•	1410 E King Edward Ave housing project ($79 million);

•	1451 Bertram St housing project ($120 million);

•	2086-2098 W 7th Ave housing project ($108 million);

•	300 Angela Drive housing project ($204 million);

•	926 & 930 Pandora Ave housing project ($140 million);

•	Connect the Basin – high-speed internet infrastructure in the Columbia Basin region ($76 million);

•	BC Hydro – Bridge River 1 - penstock concrete foundation refurbishment project ($72 million);

•	BC Hydro – Fleetwood - Distribution load interconnection (SLS Servicing) project ($158 million);

•	BC Hydro – Long Lake terminal station - transmission load interconnection project ($80 million);

•	BC Hydro – Northwest - substations outage mitigation project ($89 million); and

•	BC Hydro – Minette - transmission load interconnection project ($72 million).

Since Budget 2024, the Highway 1 Illecillewaet Four-Laning and Brake Check Improvements project was completed and is no longer listed in the table.

Changes since Budget 2024 for existing projects include:

•	Cowichan Secondary project's year of completion was amended from 2024 to 2025 to align with revised project schedule;

•	Grandview Heights Secondary project's anticipated total cost decreased from $83 million to $79 million to reflect final project cost. Internal borrowing decreased from $63 million to $59 million;

•	British Columbia Institute of Technology – Trades and Technology Complex project's anticipated total cost increased from $178 million to $218 million to reflect revised project cost. Internal borrowing increased from $152 million to $186 million and contributions from other sources increased from $26 million to $32 million;

•	Capilano University – Student Housing project's year of completion was amended from 2024 to 2025 to align with revised project schedule;

•	Douglas College – Academic and Student Housing project's anticipated total cost increased from $293 million to $332 million to reflect revised project cost. Internal borrowing increased from $203 million to $232 million and contributions from other sources increased from $90 million to $100 million;

•	Royal Roads University – West Shore Learning Centre project's anticipated total cost increased from $106 million to $112 million to reflect revised project cost. Contributions from other sources increased from $26 million to $32 million;

14 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

•	Simon Fraser University – Student Housing project's anticipated total cost increased from $111 million to $116 million to reflect final project cost. Other contributions increased from $38 million to $43 million;

•	University of Victoria – Student Housing project's anticipated total cost increased from $241 million to $243 million to reflect final project cost. Contributions from other sources increased from $113 million to $115 million;

•	The University of British Columbia – The Gateway Building project's year of completion was amended from 2024 to 2025 to align with revised project schedule;

•	Vancouver Community College – Centre for Clean Energy & Automotive Innovation project's anticipated total cost increased from $291 million to $315 million to reflect revised project cost. Internal borrowing increased from $271 million to $295 million;

•	Vancouver Island University – Student Housing project's anticipated total cost increased from $88 million to $107 million. Internal borrowing increased from $87 million to $106 million. Project's year of completion was amended from 2026 to 2027 to align with revised project schedule;

•	Burnaby Hospital Redevelopment – Phase 1 project's anticipated total cost increased from $683 million to $717 million to reflect revised project cost. Internal borrowing increased from $633 million to $667 million;

•	Centre for Children and Youth Living with Health Complexity project's anticipated total cost increased from $267 million to $310 million to reflect the updated post-tender budget. Other contributions increased from $43 million to $86 million;

•	Clinical and Systems Transformation project's anticipated total cost increased from $799 million to $803 million to reflect revised project cost. Other contributions increased from $97 million to $101 million;

•	Lions Gate Hospital – New Acute Care Facility project's anticipated total cost increased from $310 million to $326 million to reflect revised project cost. Internal borrowing increased from $144 million to $160 million;

•	Royal Inland Hospital Phil and Jennie Gaglardi Tower project's anticipated total cost increased from $417 million to $457 million to reflect revised project cost. Internal borrowing increased from $39 million to $79 million;

•	Richmond Hospital Redevelopment project's anticipated total cost increased from $861 million to $1.959 billion to reflect revised project cost. Internal borrowing increased from $791 million to $1.889 billion. Project's year of completion was amended from 2031 to 2033 to align with revised project schedule;

•	University Hospital of Northern BC Redevelopment Phase 1 – Site Preparation project's year of completion was amended from 2025 to 2026 to align with revised project schedule;

•	Highway 1 Corridor – Nicomen Bridge project's internal borrowing decreased from $144 million to $109 million to reflect federal contribution of $35 million;

•	Highway 5 Corridor project's internal borrowing decreased from $350 million to $141 million to reflect federal contribution of $209 million;

•	Highway 99 10-Mile Slide project's anticipated total cost increased from $84 million to $88 million to reflect final project cost. Internal borrowing increased from $84 million to $88 million;

First Quarterly Report 2024/25	| 15

Updated 2024/25 Financial Forecast

•	Kootenay Lake ferry service upgrade project's anticipated total cost increased from $85 million to $117 million to reflect revised project cost. Internal borrowing increased from $68 million to $100 million. Project's year of completion was amended from 2025 to 2026 to align with revised project schedule;

•	Surrey Langley SkyTrain project's anticipated total cost increased from $4.010 billion to $5.996 billion to reflect revised project cost. Internal borrowing increased from $2.476 billion to $4.441 billion. Other contributions increased from $228 million to $249 million. Project's year of completion was amended from 2028 to 2029 to align with revised project schedule;

•	Highway 4 Kennedy Hill Safety Improvements project's anticipated total cost increased from $54 million to $67 million to reflect revised project cost. Internal borrowing increased from $40 million to $53 million;

•	Highway 1 216th St. to 264th St. widening project's internal borrowing increased from $226 million to $249 million to account for the replacement of previously committed funding from the Township of Langley;

•	Highway 1 Corridor – Falls Creek project's internal borrowing decreased from $143 million to $82 million to reflect federal contribution of $61 million;

•	Highway 1 Corridor – Nicomen Bridge project's internal borrowing decreased from $144 million to $109 million to reflect federal contribution of $35 million;

•	Cottonwood Hill at Highway 97 Slide project’s internal borrowing decreased from $335 million to $330 million to reflect federal contribution of $5 million;

•	Highway 1 R.W. Bruhn Bridge project’s anticipated total cost increased from $255 million to $260 million to align with the post-tender final budget. Internal borrowing increased from $164 million to $169 million;

•	Broadway Subway project’s year of completion was amended from 2026 to 2027 to align with revised project schedule. Public private partnerships (P3) liability of $450 million was reclassified to internal borrowing to reflect the adoption of the new Public Sector Accounting Standards for P3;

•	Pattullo Bridge Replacement project’s year of completion was amended from 2024 to 2025 to align with revised project schedule. Public private partnerships (P3) liability of $301 million was reclassified to internal borrowing to reflect the adoption of the new Public Sector Accounting Standards for P3;

•	West Fraser Road Realignment project’s internal borrowing decreased from $94 million to $82 million to reflect federal contribution of $12 million;

•	Pattullo Bridge Replacement and Broadway Subway projects – design-build-finance arrangements reclassified from P3 liability to internal borrowing to reflect the adoption of the new Public Sector Accounting Standards for public private partnerships (P3);

•	BC Hydro – Street light replacement program’s anticipated total cost was reduced from $63 million to $60 million as the program contingency was not required;

•	BC Hydro – Various Sites - NERC Critical Infrastructure Protection implementation project for cyber assets anticipated total cost increased from $56 million to $58 million due to further improvements to physical security measures and increased development Costs;

16 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

•	BC Hydro – Lake Buntzen 1 Coquitlam tunnel gates refurbishment project’s anticipated total cost increased from $67 million to $74 million to reflect additional costs identified through the implementation phase;

•	BC Hydro – Capilano substation upgrade project’s anticipated total cost decreased from $87 million to $79 million as the contingency was not required;

•	BC Hydro – Ruskin - left abutment slope sinkhole remediation project’s year of completion was amended from 2025 to 2026 due to remediation design changes and additional scope to address underground void discovered during construction;

•	BC Hydro – Treaty Creek Terminal - transmission load interconnection (KSM) project’s anticipated total cost increased from $109 million to $168 million due to higher construction and material costs and customer driven schedule delays. Project’s year of completion was amended from 2027 to 2028 due to customer driven schedule delays;

•	BC Hydro – Burrard switchyard - control building upgrade project’s year of completion was amended from 2026 to 2029 to manage reactive power needs on BC Hydro’s transmission system, in connection with the Lower Mainland Reactive Power Reinforcement projects;

•	BC Hydro – John Hart dam seismic upgrade project’s anticipated total cost decreased from $913 million to $912 million to reflect revised project cost; and

•	ICBC – Head Office Relocation project’s anticipated total cost decreased from $164 million to $162 million to reflect revised estimate for the leasehold improvements.

First Quarterly Report 2024/25	| 17

Updated 2024/25 Financial Forecast

Provincial Debt

The provincial debt is projected to total $128.6 billion by the end of the fiscal year — $5.3 billion higher than the forecast in Budget 2024, primarily due to a higher debt balance from fiscal 2023/24 and higher operating deficit for 2024/25.

Table 1.5 2024/25 Provincial Debt Update [1]
($ millions)
Taxpayer-supported debt forecast at Budget 2024	88,639
Changes:
Higher debt level from 2023/24	3,539
Changes in operating results	1,068
Non-cash items	78
Changes in cash balances [2]	(1,919)
Changes in other working capital balances [3]	2,436
Taxpayer-supported capital spending	(495)
Total taxpayer-supported changes	4,707
Taxpayer-supported debt – updated forecast	93,346

Self-supported debt forecast at Budget 2024	34,628
Changes:
Higher debt level from 2023/24	140
Lower capital spending	(234)
Changes in internal financing	730
Total self-supported changes	636
Self-supported debt – updated forecast	35,264
2024/25 provincial debt forecast at the First Quarterly Report	128,610

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.
[2]	Reflects changes in cash balances at April 1, 2024 and includes all cash balances from the Consolidated Revenue Fund, School Districts, Universities, Colleges, Health Authorities, Hospital Societies and other taxpayer-supported agencies.
[3]	Changes in other working capital balances include changes in accounts receivables, accounts payable, accrued liabilities, deferred revenue, investments, restricted assets and other assets.

Taxpayer-supported debt is forecast to be $93.3 billion at the end of 2024/25, $4.7 billion higher than forecast in Budget 2024. This increase reflects a higher opening balance of $3.5 billion, higher operating deficit of $1.1 billion, and changes in cash and other working capital balances of $0.6 billion, partly offset by lower capital spending of $0.5 billion.

The taxpayer-supported debt-to-GDP ratio is projected to end 2024/25 at 22.0 per cent, 1.0 percentage point higher than forecast in Budget 2024. The taxpayer-supported debt-to-revenue ratio is forecast to end the fiscal year at 117.1 per cent, 5.3 percentage points higher than forecast at budget.

Self-supported debt is forecast to be $35.3 billion at the end of 2024/25, $636 million higher than the forecast in Budget 2024, mainly due to a higher opening balance and changes in internal financing.

18 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Chart 1.4     Debt Affordability

Interest bite for Taxpayer-Supported Debt
(cents per dollar of revenue) 1

1 The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

While the Province’s debt level is expected to increase by $21.1 billion over the year, the B.C. government is able to borrow at relatively low interest rates, with debt affordability remaining at levels that are lower than they have been historically. The Province’s taxpayer-supported interest bite is 4.2 cents per dollar of revenue. In addition, the Province continues to have one of the lowest debt affordability metrics relative to other Canadian provinces.

Chart 1.5     Debt Affordability Among Provinces

* Figures for 2023/24 were sourced from each jurisdiction’s Public Accounts or Budget document (if Public Accounts is not available). 2024/25 forecast figures were sourced from each jurisdiction’s Budget or Quarterly update published from February 2024 through September 2024.

First Quarterly Report 2024/25	| 19

Updated 2024/25 Financial Forecast

Details on provincial debt are shown in Table 1.12.

Total provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking fund investments and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

A reconciliation between provincial debt and the financial statement debt is shown in Table 1.13.

Risks to the Fiscal Forecast

The major risks to the updated economic and fiscal forecasts include persistent price pressures leading to higher than anticipated interest rates for longer and weaker global demand. Other risks include climate change impacts, housing affordability, and volatility in commodity markets.

Personal and corporate income tax revenues take over a year to finalize. This data lag may cause more volatility in revenue projections. Property transfer tax and provincial sales tax revenues are impacted by the number of residential transactions, average home sale prices and the amount of taxable purchases of goods and services. Natural resource revenues are affected by international commodity prices, and the health of B.C.’s major trading partners.

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency plans. Risks include changes in planning assumptions such as demand for government services in the health care, education, and community social services sectors, as well as costs associated with fighting forest fires and responding to other natural disasters.

Capital spending may be influenced by several factors including design development, procurement activity, labour shortages, ongoing supply chain issues, inflation, weather, geotechnical conditions and interest rates.

As a result of these uncertainties, the actual operating result, capital spending, and debt levels may differ from the current forecast. Government will continue to update the fiscal outlook throughout the year in the second and third quarterly reports.

The potential fiscal impacts from these risks may be partly offset by assuming lower growth assumptions than the private sector for B.C.’s major trading partners and the $3.9 billion contingencies vote allocation.

20 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Supplementary Schedules

The following tables provide the financial results for the three months ended June 30, 2024 and the 2024/25 full-year forecast.

Table 1.6 2024/25 Operating Statement
	Year-to-Date to June 30				Full Year
	2024/25			Actual	2024/25			Actual
($ millions)	Budget	Actual	Variance	2023/24 [1]	Budget	Forecast	Variance	2023/24
Revenue	20,755	21,077	322	20,760	81,523	81,770	247	79,623
Expense	(20,781)	(20,900)	(119)	(18,405)	(89,434)	(90,749)	(1,315)	(84,658)
Surplus (deficit)	(26)	177	203	2,355	(7,911)	(8,979)	(1,068)	(5,035)
Accumulated surplus (deficit) beginning of the year before remeasurement gains (losses)	(3,175)	(1,213)	1,962	3,822	(3,175)	(1,213)	1,962	3,822
Accumulated surplus (deficit) before remeasurement gains (losses)	(3,201)	(1,036)	2,165	6,177	(11,086)	(10,192)	894	(1,213)
Effect of remeasurement gains (losses)	(36)	(721)	(685)	(454)	(36)	(408)	(372)	(408)
Accumulated surplus (deficit) end of period	(3,237)	(1,757)	1,480	5,723	(11,122)	(10,600)	522	(1,621)

1 Restated to reflect government's current accounting policies.

First Quarterly Report 2024/25	| 21

Updated 2024/25 Financial Forecast

Table 1.7 2024/25 Revenue by Source
	Year-to-Date to June 30				Full Year
	2024/25			Actual	2024/25			Actual
($ millions)	Budget	Actual	Variance	2023/24 [1]	Budget	Forecast	Variance	2023/24
Taxation
Personal income	4,105	4,100	(5)	3,942	16,638	17,118	480	16,443
Corporate income	3,395	3,395	-	3,533	8,236	7,598	(638)	6,085
Employer health	698	782	84	679	2,803	2,962	159	2,886
Sales [2]	2,749	2,751	2	2,709	10,762	10,708	(54)	10,330
Fuel	260	242	(18)	239	1,020	969	(51)	982
Carbon	644	613	(31)	708	2,565	2,565	-	2,642
Tobacco	130	113	(17)	123	510	470	(40)	477
Property	934	943	9	861	3,779	3,850	71	3,605
Property transfer	537	611	74	555	2,055	2,080	25	1,993
Insurance premium and other	208	222	14	194	846	871	25	853
	13,660	13,772	112	13,543	49,214	49,191	(23)	46,296
Natural resource
Natural gas royalties	172	133	(39)	193	754	705	(49)	823
Forests	111	114	3	149	689	586	(103)	657
Other natural resource revenues [3]	389	351	(38)	482	1,707	1,560	(147)	1,663
	672	598	(74)	824	3,150	2,851	(299)	3,143
Other revenue
Post-secondary education fees	499	538	39	483	2,937	2,914	(23)	2,840
Other Fees and licenses [4]	584	650	66	622	2,531	2,587	56	2,427
Investment earnings	383	455	72	415	1,424	1,667	243	1,718
Miscellaneous [5]	1,051	1,297	246	1,090	4,508	4,718	210	4,988
	2,517	2,940	423	2,610	11,400	11,886	486	11,973
Contributions from the federal government
Health and social transfers	2,369	2,369	-	2,516	9,475	9,498	23	9,390
Other federal government contributions [6]	881	496	(385)	531	4,971	5,063	92	4,344
	3,250	2,865	(385)	3,047	14,446	14,561	115	13,734
Commercial Crown corporation net income
BC Hydro	68	45	(23)	(4)	712	712	-	323
Liquor Distribution Branch	287	288	1	304	1,090	1,090	-	1,148
BC Lottery Corporation [7]	260	268	8	292	1,323	1,323	-	1,429
ICBC	(9)	258	267	95	-	-	-	1,399
Other [8]	50	43	(7)	49	188	156	(32)	178
	656	902	246	736	3,313	3,281	(32)	4,477
Total revenue	20,755	21,077	322	20,760	81,523	81,770	247	79,623

[1]	Restated to reflect government's current accounting policies.
[2]	Includes provincial sales tax and HST/PST housing transition tax related to prior years.
[3]	Columbia River Treaty, other energy and minerals, water rental and other resources.
[4]	Healthcare-related, motor vehicle, and other fees.
[5]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.
[6]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.
[7]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).
[8]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions' self-supported subsidiaries.

22 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Table 1.8    2024/25 Expense by Ministry, Program and Agency

	Year-to-Date to June 30				Full Year
	2024/25			Actual	2024/25			Actual
($ millions)	Budget	Actual	Variance	2023/24 [1]	Budget	Forecast	Variance	2023/24
Office of the Premier	4	5	1	4	17	17	-	16
Agriculture and Food	21	59	38	25	130	180	50	259
Attorney General	213	253	40	219	877	877	-	1,069
Children and Family Development	607	589	(18)	451	2,121	2,121	-	2,152
Citizens' Services	185	196	11	191	705	705	-	733
Education and Child Care	2,727	2,893	166	2,587	9,615	9,615	-	9,172
Emergency Management and Climate Readiness	24	31	7	27	116	116	-	593
Energy, Mines and Low Carbon Innovation	22	22	-	18	141	152	11	358
Environment and Climate Change Strategy	63	83	20	66	244	244	-	785
Finance	358	269	(89)	472	1,670	1,670	-	3,153
Forests	196	268	72	266	851	1,504	653	1,750
Health	7,901	7,706	(195)	6,464	32,857	32,857	-	30,504
Housing	264	259	(5)	214	1,046	1,046	-	915
Indigenous Relations and Reconciliation	39	51	12	38	160	160	-	361
Jobs, Economic Development and Innovation	29	58	29	34	116	116	-	209
Labour	6	8	2	9	25	25	-	46
Mental Health and Addictions	16	5	(11)	4	41	41	-	88
Municipal Affairs	197	197	-	175	288	288	-	310
Post-Secondary Education and Future Skills	897	898	1	755	3,371	3,371	-	3,321
Public Safety and Solicitor General	265	278	13	243	1,084	1,084	-	1,089
Social Development and Poverty Reduction	1,312	1,391	79	1,162	5,176	5,176	-	4,745
Tourism, Arts, Culture and Sport	49	50	1	55	187	187	-	252
Transportation and Infrastructure	281	278	(3)	240	1,136	1,136	-	1,074
Water, Land and Resource Stewardship	48	74	26	61	214	214	-	440
Total ministries and Office of the Premier	15,724	15,921	197	13,780	62,188	62,902	714	63,394
Management of public funds and debt	486	545	59	346	1,976	2,320	344	1,588
Contingencies - General programs, CleanBC and Climate & Emergency Response	-	-	-	-	3,885	3,885	-	11
Funding for capital expenditures	628	508	(120)	382	6,665	6,152	(513)	3,551
Refundable tax credit transfers	775	775	-	664	3,492	3,501	9	2,885
Legislative Assembly and other appropriations	60	52	(8)	46	313	313	-	215
Total appropriations	17,673	17,801	128	15,218	78,519	79,073	554	71,644
Elimination of transactions between appropriations [2]	-	-	-	(8)	(32)	(32)	-	(32)
Prior year liability adjustments	-	-	-	-	-	-	-	(75)
Consolidated revenue fund expense	17,673	17,801	128	15,210	78,487	79,041	554	71,537
Expenses recovered from external entities	1,111	768	(343)	879	5,841	5,822	(19)	5,819
Elimination of funding provided to service delivery agencies	(11,200)	(10,502)	698	(9,133)	(48,863)	(49,061)	(198)	(44,172)
Total direct program spending	7,584	8,067	483	6,956	35,465	35,802	337	33,184
Service delivery agency expense
School districts	2,643	2,675	32	2,460	9,111	9,209	98	8,659
Universities	1,583	1,640	57	1,493	6,906	6,955	49	6,630
Colleges and institutes	439	461	22	385	1,816	1,863	47	1,792
Health authorities and hospital societies	6,515	6,262	(253)	5,379	26,639	27,493	854	26,272
Other service delivery agencies	2,017	1,795	(222)	1,732	9,497	9,427	(70)	8,121
Total service delivery agency expense	13,197	12,833	(364)	11,449	53,969	54,947	978	51,474
Total expense	20,781	20,900	119	18,405	89,434	90,749	1,315	84,658

1   Restated to reflect government's current organization and accounting policies.

2   Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

First Quarterly Report 2024/25	| 23

Updated 2024/25 Financial Forecast

Table 1.9    2024/25 Expense by Function

	Year-to-Date to June 30				Full Year
	2024/25			Actual	2024/25			Actual
($ millions)	Budget	Actual	Variance	2023/24 [1]	Budget	Forecast	Variance	2023/24
Health [2]	8,741	8,625	(116)	7,217	35,944	36,622	678	34,863
Education [3]	5,025	5,103	78	4,686	19,479	19,172	(307)	18,479
Social services	2,570	2,525	(45)	2,061	10,473	10,458	(15)	9,284
Protection of persons and property	605	655	50	558	2,557	2,556	(1)	3,101
Transportation	634	603	(31)	618	2,775	2,738	(37)	2,379
Natural resources and economic development	805	1,048	243	950	4,441	5,171	730	6,704
Other	947	844	(103)	1,009	3,707	3,707	-	4,215
Contingencies - General programs, CleanBC and Climate & Emergency Response [4]	-	-	-	-	3,885	3,885	-	-
General government	514	533	19	527	2,068	2,067	(1)	2,341
Debt servicing	940	964	24	779	4,105	4,373	268	3,292
Total expense	20,781	20,900	119	18,405	89,434	90,749	1,315	84,658

[1]	Figures have been restated to reflect government's current accounting policies.
[2]	Payments for healthcare services by the Ministry of Social Development and Poverty Reduction and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

[3]	Payments for training costs by the Ministry of Social Development and Poverty Reduction made on behalf of its clients are reported in the Education function.

[4]	Contingencies for the prior fiscal year are reported in the relevant functions; the current year forecast is not yet allocated to functions.

24 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Table 1.10    2024/25 Capital Spending

	Year-to-Date to June 30				Full Year
	2024/25			Actual	2024/25			Actual
($ millions)	Budget	Actual	Variance	2023/24	Budget	Forecast	Variance	2023/24
Taxpayer-supported
Education
School districts	249	295	46	184	1,183	1,221	38	874
Post-secondary institutions	393	292	(101)	219	2,200	2,055	(145)	1,227
Health	286	231	(55)	195	4,397	4,253	(144)	2,998
BC Transportation Financing Authority	703	720	17	392	4,060	3,959	(101)	2,263
BC Transit	72	18	(54)	22	516	289	(227)	158
Government ministries	128	106	(22)	97	707	704	(3)	537
Social housing [1]	321	131	(190)	232	811	846	35	587
Other	34	36	2	19	230	282	52	128
Total taxpayer-supported	2,186	1,829	(357)	1,360	14,104	13,609	(495)	8,772
Self-supported
BC Hydro	1,160	1,018	(142)	1,099	4,430	4,197	(233)	4,263
Columbia Basin power projects [2]	4	4	0	5	14	15	1	8
BC Railway Company	1	2	1	1	5	6	1	4
ICBC	17	11	(6)	8	69	66	(3)	64
BC Lottery Corporation [3]	28	7	(21)	6	100	100	-	84
Liquor Distribution Branch	8	5	(3)	2	34	34	-	18
Other [4]	-	-	-	-	-	-	-	143
Total self-supported	1,218	1,047	(171)	1,121	4,652	4,418	(234)	4,584
Total capital spending	3,404	2,876	(528)	2,481	18,756	18,027	(729)	13,356

[1]	Includes BC Housing Management Commission (BCHMC) and Provincial Rental Housing Corporation which is now a subsidiary of BCHMC.

[2]	Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

[3]	Excludes right-of-use assets except for 2023/24 full year actual.

[4]	Includes post-secondary institutions' self-supported subsidiaries.

First Quarterly Report 2024/25	| 25

Updated 2024/25 Financial Forecast

Table 1.11 Capital Expenditure Projects Greater Than $50 million1

Note: Information in bold type denotes changes from Budget 2024 released on February 22, 2024

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun. 30, 2024	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Schools
Centennial Secondary [2]	2017	59	2	61	61	-	-	-
Grandview Heights Secondary [2]	2021	79	-	79	59	-	-	20
New Westminster Secondary [2]	2021	95	12	107	107	-	-	-
Handsworth Secondary [2]	2022	68	1	69	69	-	-	-
Pexsisen Elementary and Centre Mountain Lellum Middle[2]	2022	89	-	89	89	-	-	-
Quesnel Junior School [2]	2022	47	5	52	52	-	-	-
Stitó:s Lá:lém totí:lt Elementary Middle School [2]	2022	52	2	54	49	-	-	5
Coast Salish Elementary [2,3]	2023	26	17	43	38	-	-	5
Burnaby North Secondary [2]	2024	108	-	108	99	-	-	9
Eric Hamber Secondary	2024	88	18	106	94	-	-	12
Victoria High School [2]	2024	98	2	100	97	-	-	3
Cedar Hill Middle	2025	13	41	54	50	-	-	4
Cowichan Secondary	2025	70	16	86	84	-	-	2
Henry Hudson Elementary	2025	22	38	60	49	-	-	11
North East Latimer Elementary	2025	6	46	52	52	-	-	-
Burke Mountain Secondary	2026	32	128	160	135	-	-	25
Carson Elementary	2026	5	56	61	61	-	-	-
New East Side Elementary	2026	1	58	59	59	-	-	-
New Cloverley Elementary	2026	2	62	64	61	-	-	3
Snine Elementary (formerly Pineview Valley Elementary)	2026	4	61	65	65	-	-	-
George Pringle Secondary (formerly Westside Secondary)	2027	15	109	124	121	-	-	3
La Vallee (Pemberton) Elementary	2027	1	65	66	66	-	-	-
Prince Rupert Middle	2027	2	125	127	127	-	-	-
Smith Middle and Secondary	2027	-	306	306	306	-	-	-
Cameron Elementary	2028	-	68	68	68	-	-	-
Fleetwood Park Secondary	2028	-	79	79	79	-	-	-
Guildford Park Secondary	2028	1	64	65	60	-	-	5
John Diefenbaker Elementary	2028	-	53	53	53	-	-	-
Mission Secondary	2028	-	176	176	175	-	-	1
Montgomery Middle	2028	-	87	87	87	-	-	-
Pitt Meadows Secondary	2028	-	144	144	144	-	-	-
Tamanawis Secondary	2028	1	56	57	52	-	-	5
Olympic Village Elementary	2029	-	151	151	151	-	-	-
Seismic mitigation program [4]	2030	1,673	353	2,026	2,026	-	-	-
Total schools		2,657	2,401	5,058	4,945	-	-	113
Post-secondary institutions						-	-	-
Simon Fraser University – Student Housing [2]	2023	114	2	116	73	-	-	43
University of Victoria – Student Housing [2]	2023	242	1	243	128	-	-	115
Okanagan College – Student Housing	2024	55	20	75	74	-	-	1
The University of British Columbia						-	-	-
–Brock Commons Phase 2- Student Housing	2024	153	12	165	2	-	-	163
– Recreation Centre North	2024	43	25	68	-	-	-	68
British Columbia Institute of Technology – Student Housing	2025	79	63	142	129	-	-	13
Capilano University – Student Housing	2025	15	43	58	41	-	-	17
North Island College – Student Housing	2025	24	54	78	76	-	-	2
Royal Roads University – West Shore Learning Centre	2025	62	50	112	80	-	-	32
Simon Fraser University
– Digital Research Infrastructure Refresh - CEDAR	2025	-	82	82	25	-	41	16

Post-secondary institutions projects are continued on the next page

26 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Table 1.11 Capital Expenditure Projects Greater Than $50 million1

Note: Information in bold type denotes changes from Budget 2024 released on February 22, 2024

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun. 30, 2024	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Post-secondary institutions projects continued
The University of British Columbia
– School of Biomedical Engineering	2025	86	53	139	25	-	-	114
– The Gateway Building	2025	104	91	195	-	-	-	195
University of the Fraser Valley – Student Housing	2025	15	90	105	88	-	-	17
Capilano University – Squamish Student Housing	2026	43	12	55	48	-	-	7
Okanagan College – Centre for Food, Wine and Tourism	2026	1	55	56	52	-	-	4
The University of British Columbia
– x̌əl sic snpax̌ nwixʷtn - UBCO	2026	21	98	119	-	-	-	119
University of Victoria
– Engineering and Computer Science Building Expansion	2026	14	136	150	97	-	-	53
British Columbia Institute of Technology
– Trades and Technology Complex	2027	6	212	218	186	-	-	32
Camosun College - Student Housing	2027	-	155	155	152	-	-	3
Douglas College – Academic and Student Housing	2027	18	314	332	232	-	-	100
Simon Fraser University – Student Housing Phase 3	2027	-	188	188	132	-	-	56
The University of British Columbia
– Sauder School of Business Power House Expansion	2027	3	144	147	-	-	-	147
– UBCO Downtown Kelowna Project	2027	22	32	54	-	-	-	54
Vancouver Community College
– Centre for Clean Energy & Automotive Innovation	2027	-	315	315	295	-	-	20
Vancouver Island University – Student Housing and Dining	2027	2	105	107	106	-	-	1
The University of British Columbia
– Student Housing - Lower Mall Precinct	2029	-	560	560	300	-	-	260
Total post-secondary institutions		1,122	2,912	4,034	2,341	-	41	1,652
Health facilities
Royal Columbian Hospital Redevelopment – Phase 1 [2]	2020	247	4	251	242	-	-	9
Red Fish Healing Centre for Mental Health and Addiction - θəqiʔ ɫəwʔənəq leləm [2]	2021	129	2	131	131	-	-	-
Peace Arch Hospital Renewal [2]	2022	87	-	87	8	-	-	79
Penticton Regional Hospital Patient Care Tower [2]
– Direct procurement	2022	65	11	76	18	-	-	58
– P3 contract	2019	232	-	232	-	139	-	93
Dogwood Lodge Long-term Care Home Replacement [2]	2023	63	2	65	-	-	-	65
Lions Gate Hospital – New Acute Care Facility	2024	265	61	326	160	-	-	166
Stuart Lake Hospital Replacement	2024	132	26	158	140	-	-	18
Clinical and Systems Transformation	2025	803	-	803	702	-	-	101
iHealth Project – Vancouver Island Health Authority	2025	151	4	155	55	-	-	100
Nanaimo Regional General Hospital – ICU/HAU Redevelopment	2025	38	22	60	22	-	-	38
Surrey Memorial Hospital
- Hemodialysis Renal Centre	2025	-	85	85	84	-	-	1
- Interventional Cardiology and Interventional Radiology	2025	-	97	97	97	-	-	-
Mills Memorial Hospital Replacement	2026	563	70	633	513	-	-	120
Royal Columbian Hospital Redevelopment Phases 2 & 3	2026	716	528	1,244	1,182	-	-	62
University Hospital of Northern BC Redevelopment Phase 1 – Site Preparation	2026	2	101	103	62	-	-	41
Abbotsford Long-Term Care	2027	22	189	211	157	-	-	54

Health projects are continued on the next page

First Quarterly Report 2024/25	| 27

Updated 2024/25 Financial Forecast

Table 1.11 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2024 released on February 22, 2024

		Project	Estimated	Anticipated	Project Financing
($ millions)	Year of Completion	Cost to Jun. 30, 2024	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov't	Other Contrib'ns
Health projects continued
Campbell River Long-Term Care	2027	-	134	134	80	-	-	54
Cowichan District Hospital Replacement	2027	327	1,119	1,446	1,148	-	-	298
Dawson Creek and District Hospital Replacement	2027	122	468	590	413	-	-	177
Delta Long-Term Care	2027	1	179	180	162	-	-	18
Immunization BC Digital Platform	2027	53	22	75	75	-	-	-
Nanaimo Long-Term Care	2027	-	286	286	172	-	-	114
New St. Paul's Hospital	2027	1,132	1,048	2,180	1,327	-	-	853
Richmond Long-Term Care	2027	-	178	178	178	-	-	-
Royal Inland Hospital Phil and Jennie Gaglardi Tower
– Direct procurement	2027	106	63	169	79	-	-	90
– P3 contract	2022	288	-	288	-	164	-	124
Western Communities Long-Term Care	2027	1	223	224	157	-	-	67
Burnaby Hospital Redevelopment – Phase 1	2028	213	504	717	667	-	-	50
Centre for Children and Youth Living with Health Complexity	2028	6	304	310	224	-	-	86
Kamloops Cancer Centre	2028	-	359	359	314	-	-	45
Nanaimo Cancer Centre	2028	-	289	289	277	-	-	12
St. Vincent's Heather Long-Term Care	2028	4	203	207	207	-	-	-
Cariboo Memorial Hospital Redevelopment	2029	73	294	367	257	-	-	110
Chilliwack Long-Term Care	2029	-	274	274	246	-	-	28
Cottonwoods Long-Term Care Replacement	2029	-	187	187	112	-	-	75
Dr. F.W. Green Memorial Home	2029	-	156	156	94	-	-	62
New Surrey Hospital and BC Cancer Centre	2029	444	2,437	2,881	2,816	-	-	65
St. Paul's Hospital Clinical Support and Research Centre	2029	7	631	638	332	-	-	306
Vancouver General Hospital – Operating Rooms Renewal - Phase 2	2029	39	293	332	312	-	-	20
Burnaby Hospital Redevelopment – Phase 2 and BC Cancer Centre	2030	4	1,727	1,731	1,703	-	-	28
Squamish (Hilltop) Long-Term Care	2030	-	286	286	286	-	-	-
University Hospital of Northern BC Redevelopment Phase 2 – Acute Care Tower	2031	-	1,579	1,579	1,246	-	-	333
Richmond Hospital Redevelopment	2033	23	1,936	1,959	1,889	-	-	70
Total health facilities		6,358	16,381	22,739	18,346	303	-	4,090
Transportation
Highway 91 Alex Fraser Bridge Capacity Improvements [2]	2019	70	-	70	37	-	33	-
Highway 99 10-Mile Slide [2]	2021	83	5	88	88	-	-	-
Highway 4 Kennedy Hill Safety Improvements [2]	2022	56	11	67	53	-	14	-
Highway 14 Corridor improvements [2]	2023	75	2	77	48	-	29	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements [2]	2023	243	17	260	87	-	82	91
West Fraser Road Realignment [2]	2023	76	18	94	82	-	12	-
Highway 1 Corridor – Falls Creek	2024	65	78	143	82	-	61	-
Highway 1 Kicking Horse Canyon Phase 4 [2]	2024	587	14	601	386	-	215	-
Highway 1 Quartz Creek Bridge Replacement	2024	85	34	119	69	-	50	-
Highway 5 Corridor	2024	232	118	350	141	-	209	-
BC Transit Victoria HandyDART Facility	2025	47	37	84	41	-	21	22
Highway 1 Chase Four-Laning [5]	2025	123	73	196	184	-	12	-

Transportation projects are continued on the next page

28 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Table 1.11 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2024 released on February 22, 2024

		Project	Estimated	Anticipated	Project Financing
($ millions)	Year of Completion	Cost to Jun. 30, 2024	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov't	Other Contrib'ns
Transportation projects continued
Highway 1 Corridor – Nicomen Bridge	2025	45	99	144	109	-	35	-
Highway 1 Salmon Arm West [6]	2025	92	48	140	109	-	31	-
Highway 7 Widening – 266th St. to 287th St.	2025	54	76	130	101	-	29	-
Highway 17 Keating Cross Overpass	2025	38	39	77	58	-	17	2
Highway 99 / Steveston Interchange, Transit & Cycling Improvements	2025	62	75	137	137	-	-	-
Pattullo Bridge Replacement	2025	948	429	1,377	1,377	-	-	-
Blackwater North Fraser Slide	2026	5	198	203	200	-	3	-
Cottonwood Hill at Highway 97 Slide	2026	7	328	335	330	-	5	-
Highway 1 216th St. to 264th St. widening	2026	61	284	345	249	-	96	-
Highway 1 Ford Road to Tappen Valley Road Four-Laning	2026	85	158	243	161	-	82	-
Highway 1 Selkirk	2026	6	123	129	97	-	32	-
Highway 95 Bridge Replacement	2026	5	85	90	61	-	29	-
Kootenay Lake ferry service upgrade	2026	63	54	117	100	-	17	-
Belleville Terminal Redevelopment	2027	10	294	304	262	-	42	-
Broadway Subway [7]	2027	1,553	1,274	2,827	1,830	-	897	100
Highway 1 Bus on Shoulder McKenzie to Colwood Interchange	2027	2	93	95	68	-	27	-
Highway 1 Goldstream Safety Improvements	2027	16	146	162	162	-		-
Highway 1 Jumping Creek to MacDonald	2027	14	231	245	199	-	46	-
Highway 1 R.W. Bruhn Bridge	2027	42	218	260	169	-	91	-
Highway 1 Fraser Valley Corridor Improvements 264th St. to Mount Lehman Road	2028	99	2,241	2,340	2,340	-	-	-
Surrey Langley SkyTrain Project	2029	556	5,440	5,996	4,441	-	1,306	249
Fraser River Tunnel Project [8]	2030	96	4,052	4,148	4,148	-	-	-
Highway 1 Fraser Valley Corridor Improvements Mount Lehman Road to Highway 11	2031	31	2,620	2,651	2,651	-	-	-
Total transportation		5,632	19,012	24,644	20,657	-	3,523	464
Housing
Stanley New Fountain [2]	2023	77	1	78	9	-	-	69
Crosstown	2024	64	8	72	61	-	-	11
58 W Hastings	2024	99	59	158	67	-	19	72
1015 Hastings St. Development	2025	44	107	151	110	-	22	19
128 to 134 East Cordova St.	2025	10	156	166	36	-	27	103
320 Hastings St. E. Redevelopment	2025	-	86	86	49	-	5	32
Clark & 1st Ave	2026	9	100	109	75	-	-	34
1410 E King Edward Ave	2026	3	76	79	73	-	-	6
2086-2098 W 7th Ave	2026	3	105	108	92	-	-	16
300 Angela Drive	2026	59	145	204	164	-	37	3
1451 Bertram St	2028	1	119	120	120	-	-	-
926 & 930 Pandora Ave	2029	1	139	140	130	-	-	10
Total housing		370	1,101	1,471	986	-	110	375
Other taxpayer-supported
Connect the Basin – high-speed internet infrastructure	2027	1	75	76	43	-	29	4
Nanaimo Correctional Centre Replacement	2024	171	10	181	181	-	-	-
Royal BC Museum – Collections and Research Building	2025	88	182	270	270	-	-	-
Total other taxpayer-supported		260	267	527	494	-	29	4
Total taxpayer-supported		16,399	42,074	58,473	47,769	303	3,703	6,698

First Quarterly Report 2024/25	| 29

Updated 2024/25 Financial Forecast

Table 1.11 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2024 released on February 22, 2024

		Project	Estimated	Anticipated	Project Financing
($ millions)	Year of Completion	Cost to Jun. 30, 2024	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov't	Other Contrib'ns
Power generation and transmission
BC Hydro
– LNG Canada load interconnection project [2]	2021	82	-	82	58	-	-	24
– Mica replace units 1 - 4 generator transformers project [2]	2022	77	12	89	89	-	-	-
– 5L063 Telkwa relocation project [2]	2023	51	2	53	53	-	-	-
– Street light replacement program [2]	2023	59	1	60	60	-	-	-
– Various Sites - NERC Critical Infrastructure Protection implementation project for cyber assets [2]	2023	53	5	58	58	-	-	-
– Lake Buntzen 1 Coquitlam Tunnel Gates Refurbishment project [2]	2023	61	13	74	74	-	-	-
– Wahleach refurbish generator project [2]	2023	56	5	61	61	-	-	-
– Capilano substation upgrade project [2]	2024	71	8	79	79	-	-	-
– G.M. Shrum G1 to 10 control system upgrade [2]	2024	70	5	75	75	-	-	-
– Mica modernize controls project	2024	53	3	56	56	-	-	-
– Vancouver Island radio system project	2024	49	4	53	53	-	-	-
– Bridge River 1 - penstock concrete foundation refurbishment project	2025	48	24	72	72	-	-	-
– Natal - 60-138 kV switchyard upgrade project	2025	60	41	101	101	-	-	-
– Site C project [9]	2025	13,530	2,470	16,000	16,000	-	-	-
– Mainwaring station upgrade project	2026	41	113	154	154	-	-	-
– Ruskin - left abutment slope sinkhole remediation project	2026	27	44	71	71	-	-	-
– Sperling substation metalclad switchgear replacement project	2026	52	24	76	76	-	-	-
– Fleetwood - Distribution load interconnection (SLS Servicing) project	2027	1	157	158	77	-	-	81
– Long Lake terminal station - transmission load interconnection project	2027	3	77	80	79	-	-	1
– Minette - transmission load interconnection project	2027	3	69	72	52	-	-	20
– Treaty Creek Terminal - Transmission Load Interconnection (KSM) project	2028	45	123	168	81	-	-	87
– Kootenay Canal modernize controls project	2028	10	51	61	61	-	-	-
– Northwest - substations outage mitigation project	2028	14	75	89	87	-	-	2
– Peace to Kelly Lake stations sustainment project	2028	70	274	344	344	-	-	-
– Prince George to Terrace capacitors project	2028	45	537	582	481	-	97	4
– Burrard switchyard - control building upgrade project	2029	5	52	57	57	-	-	-
– John Hart dam seismic upgrade project	2029	232	680	912	912	-	-	-
– Bridge River 1 replace units 1-4 generators/governors project	2030	17	296	313	313	-	-	-
Total power generation and transmission		14,885	5,165	20,050	19,734	-	97	219
Other self-supported
ICBC Head Office Relocation	2028	-	162	162	162	-	-	-
Total self-supported		14,885	5,327	20,212	19,896	-	97	219
Total projects over $50 million		31,284	47,401	78,685	67,665	303	3,800	6,917

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.
[2]	Assets have been put into service and only trailing costs remain.

[3]	The anticipated total cost was previously reported as $52 million and has been reduced to $43 million to reflect current estimates.
[4]	The Seismic Mitigation Program consists of spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table.
[5]	Project is delivered in two segments, the Chase Creek Road to Chase West reached substantial completion in 2023 and the Chase West to Chase Creek Bridge is expected to complete in 2025.
[6]	Project is delivered in two segments, the Salmon Arm West 1st Ave to 10th Ave reached substantial completion in 2023 and the Salmon Arm West 10th Ave to 10th St. is expected to complete in 2025.
[7]	The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.
[8]	The Fraser River Tunnel is forecasted to open to the public in 2030 with the removal of the existing tunnel to follow.
[9]	The approved project cost estimate (June 2021) is $16 billion, with a project in-service date of 2025 (first and last generating unit in-service in December 2024 and 2025, respectively). The anticipated project cost and cost to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

30 |	First Quarterly Report 2024/25

Updated 2024/25 Financial Forecast

Table 1.12 2024/25 Provincial Debt 1

	Year-to-Date to June 30				Full Year
	2024/25			Actual	2024/25			Actual
($ millions)	Budget	Actual	Variance	2023/24	Budget	Forecast	Variance	2023/24
Taxpayer-supported debt
Provincial government
Operating	9,000	21,127	12,127	-	10,275	16,495	6,220	8,729
Capital [2]	42,018	41,309	(709)	37,366	46,439	46,364	(75)	40,582
Total provincial government	51,018	62,436	11,418	37,366	56,714	62,859	6,145	49,311

Taxpayer-supported entities
BC Transportation Financing Authority	22,045	22,208	163	19,570	26,066	25,264	(802)	21,286
Health authorities and hospital societies	2,374	2,379	5	2,047	2,332	2,340	8	2,387
Post-secondary institutions	918	900	(18)	909	981	979	(2)	897
Social housing [3]	1,354	1,152	(202)	1,044	1,872	1,249	(623)	1,182
Other	423	382	(41)	297	674	655	(19)	339
Total taxpayer-supported entities	27,114	27,021	(93)	23,867	31,925	30,487	(1,438)	26,091
Total taxpayer-supported debt	78,132	89,457	11,325	61,233	88,639	93,346	4,707	75,402
Self-supported debt	33,425	33,024	(401)	30,347	34,628	35,264	636	32,060
Total provincial debt	111,557	122,481	10,924	91,580	123,267	128,610	5,343	107,462

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.
[2]	Includes debt incurred by the government to fund the building of capital assets in the education, health, social housing and other sectors.
[3]	Includes debt incurred by BC Housing Management Commission (BCHMC) and the Provincial Rental Housing Corporation (now a subsidiary of BCHMC) to fund investments in affordable housing. The debt forecast reflects projects that have been approved as of June 2024.

First Quarterly Report 2024/25	| 31

Updated 2024/25 Financial Forecast

Table 1.13 2024/25 Statement of Financial Position

	Actual March 31,	Year-to-Date June 30,	Forecast March 31,
($ millions)	2024	2024	2025
Financial assets:
Cash and temporary investments	6,768	16,821	4,600
Other financial assets	22,057	23,260	21,670
Sinking funds	491	518	561
Investments in commercial Crown corporations:
Retained earnings	14,677	15,015	15,403
Recoverable capital loans	30,572	31,721	33,877
Total investments in commercial Crown corporations	45,249	46,736	49,280
Total financial assets	74,565	87,335	76,111
Liabilities:
Accounts payable, accrued liabilities and others	23,798	22,093	22,427
Deferred revenue	15,053	15,805	16,154
Debt:
Taxpayer-supported debt	75,402	89,457	93,346
Self-supported debt	32,060	33,024	35,264
Total provincial debt	107,462	122,481	128,610
Add: debt offset by sinking funds	491	518	561
Add: foreign exchange adjustments	494	650	700
Less : guarantees and non-guaranteed debt	(1,476)	(1,542)	(1,592)
Financial statement debt	106,971	122,107	128,279
Total liabilities	145,822	160,005	166,860
Net liabilities	(71,257)	(72,670)	(90,749)
Capital and other non-financial assets:
Tangible capital assets	65,583	66,666	76,100
Other non-financial assets	4,053	4,247	4,049
Total capital and other non-financial assets	69,636	70,913	80,149
Accumulated surplus (deficit)	(1,621)	(1,757)	(10,600)

Changes in Financial Position

	Year-to-Date June 30,	Forecast March 31,
($ millions)	2024	2025
Deficit (surplus) for the period	(177)	8,979
Change in remeasurement (gains) losses and other adjustments	313	-
Decrease in accumulated surplus	136	8,979

Capital and other non-financial asset changes:
Taxpayer-supported capital investments	1,829	13,609
Less: amortization and other accounting changes	(746)	(3,092)
Increase in net capital assets	1,083	10,517
Increase (decrease) in other non-financial assets	194	(4)
Increase in capital and other non-financial assets	1,277	10,513
Increase in net liabilities	1,413	19,492

Investment and working capital changes:
Investment in commercial Crown corporations:
Increase in retained earnings	338	726
Self-supported capital investments	1,047	4,418
Less: loan repayments and other accounting changes	102	(1,113)
Increase in investment in commercial Crown corporations	1,487	4,031
Increase (decrease) in cash and temporary investments	10,053	(2,168)
Increase (decrease) in other working capital	2,183	(47)
Increase in investment and working capital	13,723	1,816
Increase in financial statement debt	15,136	21,308
Change in sinking fund debt and foreign exchange adjustments	(183)	(276)
Increase (decrease) in guarantees and non-guaranteed debt	66	116
Increase in total provincial debt	15,019	21,148

32 |	First Quarterly Report 2024/25

PART 2 | ECONOMIC REVIEW AND OUTLOOK 1

Summary

B.C.'s economic outlook has improved slightly this year, with strong employment and population growth, while exports and retail sales have been weak. High interest rates have weighed on home sales but home construction remains strong, and government capital plans are expected to support economic activity. Inflation has continued to trend down toward the Bank of Canada's target range, but shelter prices remain elevated. Despite ongoing global economic uncertainty, the province benefits from a diverse economy and is well positioned to weather ongoing global, national, and local economic challenges.

The Ministry of Finance (Ministry) estimates that B.C.'s economy grew by 1.5 per cent in 2023. The Ministry forecasts economic growth to slow to 1.0 per cent in 2024 and then pick up to 2.0 per cent in 2025. The impact of high interest rates across the globe is expected to slow economic growth in 2024, affecting both domestic and foreign demand, particularly weakening international trade. As interest rates decline and these factors subside, economic growth is expected to strengthen in 2025, supported by higher investment, tightening labour markets, stronger consumer spending, and a recovery in exports. Over the medium-term (2026 to 2028), real GDP growth is expected to average 2.3 per cent annually. Overall, the Ministry's forecast for B.C. real GDP growth is within the range of private sector forecasters.

The main downside risks to B.C.'s economic outlook include persistent price pressures leading to interest rates remaining elevated for longer, an extended slowdown in housing markets, and uncertainty about immigration levels. Other risks include weaker global demand, climate change impacts, the economic impacts of international geopolitical conflicts, as well as commodity market volatility.

Chart 2.1    Ministry's Outlook for B.C. Compared to Private Sector

Sources: B.C. Ministry of Finance; Private Sector range (low/average/high of Economic Forecast Council subset consisting of BMO, CIBC, National Bank, RBC, Scotiabank and TD).

1 Reflects data available as of August 21, 2024, unless otherwise indicated.

First Quarterly Report 2024/25	| 33

Economic Review and Outlook

British Columbia Economic Activity and Outlook

At a high level, B.C.'s economic performance has been generally in line with expectations from Budget 2024. The Ministry's forecast for B.C. real GDP growth in 2024 has been revised up slightly to 1.0 per cent from 0.8 per cent, reflecting increases in government spending and investment as reported in Budget 2024. Employment has exceeded expectations this year, while retail sales and exports have underperformed. The forecast for 2025 has been lowered to 2.0 per cent from 2.3 per cent. This revision reflects weaker exports that year and the impact of high interest rates over a longer than expected period. Nominal GDP growth for 2024 has been revised up slightly to 3.5 per cent from 3.3 per cent, and in 2025 down slightly to 4.3 per cent from 4.4 per cent, reflecting changes in real GDP. B.C.'s economy is expected to see solid growth from 2026 to 2028, with average annual real GDP growth of 2.3 per cent and average annual nominal GDP growth of 4.7 per cent, similar to the Budget 2024 forecast.

Table 2.1      British Columbia Economic Indicators

	First Quarter	Second Quarter	Year-to-date
All data seasonally adjusted, per cent change	Jan. to Mar. 2024 change from Oct. to Dec. 2023	Apr. to Jun. 2024 change from Jan. to Mar. 2024	Jan. to Jun. 2024 change from Jan. to Jun. 2023
Employment	+0.6	+0.7	+2.8
Manufacturing shipments	-4.8	+2.1	-2.8
Exports	+1.4	-5.0	-3.7
Retail sales[1]	-1.3	+0.6	-0.3
Consumer price index[2]	+2.8	+2.8	+2.8
Housing starts	-2.9	-8.5	-9.5
Residential sales units	+6.6	+0.7	-2.2
Residential average sale price	-0.2	+1.5	+3.4
Non-residential building permits	+39.3	-3.9	-8.0

1 Data to May

2 Quarterly calculations for CPI are year-over-year, e.g. First Quarter is Jan. to Mar. 2024 change from Jan. to Mar. 2023

B.C.'s labour market is expected to see strong growth in the near-term, supported by high population growth, before slowing in 2025 and 2026 as population growth is expected to ease in response to the federal government's announcement earlier this year to introduce a cap on international study permits. The unemployment rate is expected to remain fairly steady over the next couple of years before trending down over the forecast horizon, supported by steady job gains in the medium-term. After a period of near-term weakness, consumer spending is forecast to grow moderately over the forecast horizon. Inflation is forecast to average 2.7 per cent in 2024 and average 2.2 per cent in 2025, close to the Bank of Canada's target of 2 per cent. Residential construction activity is expected to ease somewhat from the high levels seen in 2022 and 2023, and then strengthen over the medium-term, supported by lower borrowing costs and recent government housing policies that are expected to boost the industry's productive capacity. Meanwhile, home sales activity is expected to normalize in response to interest rate cuts and rising supply. On the trade front, weak global demand and energy prices are expected to weigh on exports in the near-term, with higher export growth over the medium-term supported by liquefied natural gas (LNG) production from three projects (LNG Canada, Woodfibre LNG, and Cedar LNG).

34 |	First Quarterly Report 2024/25

Economic Review and Outlook

Labour Market

Labour market growth has picked up in 2024 supported by strong international migration. Despite declines in recent months, employment grew by 2.7 per cent (around +75,000 jobs) year-to-date to July 2024 compared to the same period last year. The composition of jobs remained positive, as full-time employment increased by 62,400 jobs and part-time employment increased by 12,700 jobs on a year-to-date basis. During this period, the number of jobs created was strong for the public sector (+38,800 jobs), private sector (+25,700 jobs), and for self-employed workers (+10,400 jobs).

On an industry basis, year-to-date employment gains were concentrated in the service sector (+84,100 jobs), led by health care and social assistance (+39,100 jobs); professional, scientific, and technical services (+15,500 jobs); and transportation and warehousing (+13,200 jobs). During this period, employment in the goods sector was lower than the same period last year (-9,000 jobs), where growth in forestry, fishing, mining, oil, and gas (+4,500 jobs) was offset by job losses in agriculture (-7,600 jobs) and construction (-7,100 jobs).

The provincial unemployment rate has risen against a backdrop of elevated interest rates and strong population growth, as labour force growth is outpacing job gains. However, the unemployment rate remains in line with the pre-pandemic average. B.C.'s unemployment rate reached 5.5 per cent in July 2024 and averaged 5.3 per cent year-to-date, 0.8 percentage points below the national average. Meanwhile, the job vacancy rate declined compared to the first five months of 2023, reaching 3.8 per cent in May 2024, similar to pre-pandemic levels.

Chart 2.2    B.C. Employment

Sources: Statistics Canada (Labour Force Survey); Haver Analytics

The size of B.C.'s labour force increased by 3.0 per cent year-to-date to July 2024, supported by strong population growth. Landed immigrants accounted for the majority of the growth in the labour force so far this year. B.C.'s labour force participation rate averaged 65.0 per cent so far this year, relatively unchanged from the first seven months of 2023. While the labour force participation rate for the prime-age group has surpassed its pre-pandemic five-year average, there has been a decline in the labour force participation rate among the 55+ years age group. An aging population poses a challenge for labour markets in B.C. and across the country.

First Quarterly Report 2024/25	| 35

Economic Review and Outlook

Employee compensation (i.e., aggregate wages, salaries, and employers' social contributions) in B.C. increased by 8.4 per cent year-to-date to March 2024 compared to the same period of 2023, reflecting job gains and rising wages. So far this year, the average hourly wage rate rose by 7.0 per cent compared to the first seven months of 2023. Wages grew faster than the consumer price index for B.C., which increased by 2.8 per cent over the same period.

Outlook

In the near-term, solid growth is expected for employment, supported by strong immigration. The Ministry forecasts employment in B.C. to increase by 2.3 per cent in 2024 (approximately +64,200 jobs), followed by annual growth of 1.1 per cent in 2025 (approximately +30,500 jobs) as immigration is expected to slow. Over the medium-term, employment growth is forecast to average 1.3 per cent annually.

The province's unemployment rate is expected to average 5.4 per cent in 2024 and 2025, reflecting the balance between job gains and labour force growth. B.C.'s unemployment rate is forecast to trend down over the medium-term to 5.1 per cent in 2028.

Employee compensation is expected to rise by 6.8 per cent in 2024, reflecting both strong wage and job growth. Over the balance of the forecast horizon, employee compensation is projected to grow by between 4.1 per cent and 4.9 per cent annually.

Demographics

On April 1, 2024, B.C.'s population was 5.65 million people, up 3.3 per cent from the same date in 2023 and the highest growth rate since 1972. During the January to March period of 2024, the province welcomed 37,705 net migrants, up 2.3 per cent compared to the same period in 2023.

Underlying the increase in net migration in the first quarter was higher net international migration (from +37,830 persons to +40,271 persons), with a significant increase in the number of net non-permanent (temporary) residents (from +16,020 persons to +25,272 persons). This follows a record high year for the number of temporary residents in 2023. The rise in international migration to B.C. and other provinces reflects higher immigration targets for permanent residents introduced by the federal government in recent years, and an expansion of federal immigration programs for temporary residents.

The rise in net international migration offset a decline in net interprovincial migration (from -962 persons to -2,566 persons). B.C. has experienced an outflow of interprovincial migrants in the last seven consecutive quarters, largely due to out migration to Alberta, and is the most significant period of interprovincial outflows since the 1997 to 2002 period.

36 |	First Quarterly Report 2024/25

Economic Review and Outlook

Outlook

B.C.’s July 1 population is projected to increase by 3.0 per cent in 2024, 1.2 per cent in 2025, and then by 1.5 per cent on average over the 2026 to 2028 period. Total net migration is expected to be about 113,600 persons in 2024 and 62,000 persons in 2025. In 2024 and 2025, B.C. is expected to continue to see a net loss of interprovincial migrants while international migrants are the sole driver of growth in total net migration. From 2026 to 2028, total net migration is expected to average 90,300 persons. The moderation in the total net migration forecast largely reflects a slowdown in temporary residents, specifically for international students, in response to the federal government's announcement in early 2024 to cap the number of international students granted admission into Canada in the next two years. International migrants are expected to account for approximately 90 per cent of total migrants over the medium-term.

Consumer Spending and Inflation

Consumer spending has weakened so far this year amid high prices and elevated interest rates, which have reduced consumers' purchasing power. Year-to-date to May, B.C. nominal retail sales declined by 0.3 per cent, while consumer prices rose by 2.8 per cent, indicating an even lower volume of sales. Year-to-date sales declines were led by lower spending at gasoline stations and fuel vendors (-4.7 per cent) and sporting goods, hobby, musical instrument, book and miscellaneous retailers (-6.8 per cent). Partially offsetting these declines was growth in spending at building material and garden equipment and supplies dealers (+10.7 per cent) and at health and personal care retailers (+6.7 per cent).

Sales at food services and drinking places in B.C., a component of the service sector, rose by 3.6 per cent year-to-date to May 2024 compared to the same period of 2023, partly due to higher prices.

Weakness has persisted for consumer sentiment in B.C., weighed down by higher interest rates and elevated prices. The Conference Board of Canada's consumer confidence index for B.C. was slightly lower in the first eight months of 2024, compared to the same period last year, and was below historical averages. The Bank of Canada's latest Canadian Survey of Consumer Expectations released in July 2024 finds similar concerns at the national level, as sentiment remained weak due to elevated interest rates and higher prices, and most consumers reported spending less.

Chart 2.3    B.C. Retail Sales

Sources: Statistics Canada; Haver Analytics

First Quarterly Report 2024/25	| 37

Economic Review and Outlook

Inflation in B.C. has continued trending towards the Bank of Canada's target range since hitting a peak of 8.1 per cent in May 2022. After recording a 3.9 per cent increase in 2023, inflation has averaged 2.8 per cent in the first seven months of 2024. Price growth this year was led by shelter (+6.6 per cent) and food (+3.3 per cent). Higher shelter prices reflect faster growth for mortgage costs and rent, as mortgages were initiated or renewed at higher borrowing rates while strong immigration and high homeownership costs for potential homebuyers put upward pressure on rental demand. Food inflation has decelerated from its high of 10.2 per cent in January 2023, reaching 2.8 per cent in July, the same as headline inflation. Declining prices for household operations and furnishings, clothing and footwear, and gasoline prices drove the deceleration of inflation in the first seven months of 2024.

Chart 2.4    B.C. Inflation

Sources: Statistics Canada; Haver Analytics

Outlook

The Ministry forecasts that real household consumption will increase by 2.5 per cent in 2024, supported by spending on services, followed by a 2.4 per cent gain in 2025. Annual growth is then expected to be between 2.1 per cent and 2.9 per cent over the 2026 to 2028 period.

Nominal retail sales are expected to remain subdued in the near-term as high interest rates and lower household purchasing power weigh on consumer demand for goods. The Ministry forecasts nominal retail sales to grow by 1.0 per cent in 2024, 2.5 per cent in 2025, and by annual growth of 3.7 per cent on average over the 2026 to 2028 period.

Consumer price growth is expected to continue its downward trend, but some price pressures, particularly for shelter, are anticipated to persist in the near-term. Consumer price inflation in B.C. is forecast to be 2.7 per cent in 2024 and is expected to fall to 2.2 per cent in 2025 and 2.0 per cent in 2026 and for the balance of the forecast horizon, as monetary policy works to bring inflation down to the Bank of Canada's target of around 2 per cent.

38 |	First Quarterly Report 2024/25

Economic Review and Outlook

Housing

So far this year, B.C.'s housing market activity has been subdued as borrowing costs remained elevated. Year-to-date to July, MLS home sales decreased by 4.0 per cent compared to the first seven months of 2023, and was below the ten-year historical average. Sales were down in most regions over this period, falling in Okanagan-Mainline (-12.4 per cent), Greater Vancouver (-4.6 per cent), and the Fraser Valley (-5.4 per cent), while sales were higher in Victoria (+1.8 per cent).

Despite lower overall demand for home purchases, the MLS average home sale price in B.C. rose so far this year. Year-to-date to July, the MLS average home sale price increased 2.8 per cent compared to the same period last year.

Chart 2.5 Home Sales and Price

Sources: Canadian Real Estate Association; Haver Analytics

Moderate price increases were also observed in the MLS composite benchmark house prices (which incorporates benchmark attributes by dwelling type in each region). Benchmark prices increased in most major markets in B.C. compared to the first seven months of 2023, rising in Vancouver Island (+3.8 per cent), Greater Vancouver (+2.7 per cent), and the Fraser Valley (+1.6 per cent), while benchmark prices were relatively flat in Victoria (+0.3 per cent) and decreased in the Okanagan Valley (-1.9 per cent).

First Quarterly Report 2024/25	| 39

Economic Review and Outlook

Chart 2.6 Greater Vancouver HPI Benchmark Price

Sources: Canadian Real Estate Association; Haver Analytics

Homebuilding has trended lower so far this year following record high levels in 2023, but remained resilient to elevated interest rates, skilled-labour shortages, and high construction costs. While housing starts decreased 8.3 per cent year-to-date to July 2024, they averaged 46,810 annualized units over this period, well above the ten-year historical average of 41,434 units. Compositionally, single-family housing starts fell by 23.1 per cent over this period, while multiples decreased by 4.8 per cent. Among Census Metropolitan Areas (CMA) in B.C., homebuilding in Vancouver was lower (-17.9 per cent) than the first seven months of 2023, while homebuilding was higher in Kelowna (+70.5 per cent), and Abbotsford (+30.4 per cent). Housing starts in Victoria (-0.5 per cent) were down slightly. However, home completions were broadly higher year-to-date to July 2024, with increases in Vancouver, Victoria, and Abbotsford while Kelowna saw a decline.

Residential building permits (a leading indicator of home construction) saw continued moderation in the first six months of 2024, following lower permitting in 2023. Year-to-date to June, the value of residential building permits declined 7.0 per cent compared to the same period of 2023, and the number of residential units permitted fell 9.6 per cent. This was driven by lower multiple-dwelling permits, while single-dwelling permits also decreased. Among CMAs, residential building permits were lower for each of the largest areas, driven by lower permitting in Vancouver and Kelowna.

40 |	First Quarterly Report 2024/25

Economic Review and Outlook

Chart 2.7    B.C. Housing Starts

Sources: Canada Mortgage and Housing Corporation; Haver Analytics

* Historical average from Jan. 2014 to Dec. 2023

Outlook

The Ministry expects home sales activity to remain subdued in 2024 following slow activity in 2023. The Ministry forecasts unit home sales to increase by 2.0 per cent in 2024, remaining below historically typical levels, and then rebound by 12.7 per cent in 2025 as the effects of higher interest rates fade. Home sales are expected to average 2.9 per cent growth annually in the 2026 to 2028 period. The average home sales price in B.C. is expected to rise by 2.4 per cent in 2024, followed by growth of 2.9 per cent in 2025, and 2.5 per cent average annual growth in the medium-term. Putting unit sales and prices together, the total value of home sales are forecast to increase by 4.5 per cent in 2024 and 15.9 per cent in 2025, and then average 5.5 per cent growth over the 2026 to 2028 period.

The Ministry expects B.C. housing starts to total approximately 46,700 units in 2024, down from 2023's record high, reflecting market conditions, but above the ten-year historical average. Home construction is then expected to pick back up to 48,500 units in 2025 and then average around 51,000 units per year over the medium-term, supported by population growth, private and public sector investment, and legislative actions introduced to encourage more homebuilding in the province.

Business and Government

Non-residential permitting declined in the first six months of this year. The total value of non-residential building permits fell by 8.0 per cent year-to-date to June 2024 compared to the same period of 2023. The decline was driven by lower permit issuance for institutional and governmental building (-43.6 per cent). The value of permit issuance for commercial building (+8.5 per cent) and industrial building (+23.1 per cent) was higher than the first six months of 2023.

First Quarterly Report 2024/25	| 41

Economic Review and Outlook

Small business confidence in B.C. was unchanged so far this year compared to the first seven months of 2023, but remained broadly positive. Year-to-date to July, the Canadian Federation of Independent Business' 12-month small business confidence index indicated that slightly more small business owners were expecting stronger performance over the next year than those expecting weaker performance. In July, respondents across Canada reported that labour shortages have eased and that the main limitation to sales or production growth was due to insufficient domestic or foreign demand.

B.C.’s tourism sector has continued to rise following a return to pre-pandemic levels in 2023. International travelers entering B.C. rose by 10.6 per cent year-to-date to May 2024 compared to the same period of 2023. While the number of U.S. visitors reached a new high in May 2024, the number of non-U.S. visitors has yet to return to pre-pandemic levels, despite rising 15.9 per cent in the first five months of this year. In the first five months of 2024, the monthly average of 692,250 international travelers entering B.C. was close to the roughly 700,000 visitors seen in an average month prior to the pandemic.

Outlook

The Ministry forecasts total real investment in B.C. to rise by 3.5 per cent in 2024 and 4.7 per cent in 2025, supported by strong government investment. The Ministry forecasts moderate growth in the medium-term, averaging around 1.5 per cent annually over the 2026 to 2028 period.

In the near-term, real business investment is projected to decrease by 2.1 per cent in 2024 and then increase by 3.3 per cent in 2025, reflecting the dampening effects of interest rates and the subsequent rebound as interest rates decline. Over the 2026 to 2028 period, real business investment growth is expected to range between 1.5 per cent and 3.5 per cent annually, supported by overall growth in all categories, particularly residential construction, and LNG related investment.

Real expenditure on goods and services by all levels of government is forecast to slow to 0.3 per cent in 2024 and then rise by 1.0 per cent in 2025. The Ministry expects real government spending to grow between 0.2 per cent and 0.8 per cent over the 2026 to 2028 period.

The Ministry expects nominal net operating surplus of corporations (an approximation of corporate profits) to decrease by 14.9 per cent in 2024 and by 1.5 per cent in 2025, amid weak domestic and global economic activity. Net operating surplus is forecast to increase between 5.5 per cent and 7.4 per cent in the 2026 to 2028 period.

External Trade and Commodity Markets

So far this year, subdued global demand and lower energy prices have weighed on B.C. merchandise exports. During the first six months of 2024, the value of B.C. goods exports decreased by 3.7 per cent compared to the same period of 2023. Year-to-date performance across industries was mixed. The decrease was driven by lower exports of energy products (-17.4 per cent). Meanwhile, increased exports of metal ores and non-metallic minerals (+16.2 per cent) and farm, fishing and intermediate food products (+13.3 per cent) partially offset the decline.

42 |	First Quarterly Report 2024/25

Economic Review and Outlook

Merchandise exports to the U.S. accounted for 50.1 per cent of B.C.'s total goods exports in the first six months of 2024. During this period, goods exports to the U.S. fell by 8.7 per cent, largely due to a decline in energy products (-45.2 per cent), primarily natural gas. Meanwhile, total goods exports to non-U.S. destinations increased by 1.8 per cent, driven by higher exports to China. Higher exports to non-U.S. destinations was led by metal ores and non-metallic minerals (+18.0 per cent).

Chart 2.8 B.C. Exports

Source: BC Stats

Similar to merchandise exports, B.C.'s manufacturing shipments decreased by 2.8 per cent year-to-date to June 2024 compared to the same period of 2023, mainly due to reduced shipments of fabricated metal products (-13.8 per cent).

Following periods of high volatility from 2020 to 2022, the price of Western spruce-pine-fir (SPF) has returned closer to historical average levels throughout last year and so far in 2024. Despite declining since April 2024, the price for SPF 2x4 increased 4.1 per cent in the first seven months of 2024 compared to the same period of 2023, averaging $409 US/000 board feet so far in 2024.

Oil prices have crept up following declines seen in 2023, amid opposing factors of uncertainty from geopolitical conflicts and softening global demand. In the first seven months of 2024, the West Texas Intermediate (WTI) oil price averaged $79.95 per barrel, up 6.5 per cent from the same period of 2023. Meanwhile, as inventories have risen due to strong increases in U.S. natural gas production and milder winter weather, the plant inlet price of natural gas fell 60.8 per cent year-to-date, averaging $0.79 C/GJ in the first seven months of 2024.

The average metallurgical coal price fell by 5.3 per cent year-to-date to July 2024 compared to the same period of 2023, along with prices for zinc (-4.1 per cent) and molybdenum (-20.8 per cent). Meanwhile, the price of lead was flat (0.0 per cent); the price of copper rose 5.4 per cent; and the price for gold and silver increased by 15.3 per cent and 13.4 per cent, respectively.

First Quarterly Report 2024/25	| 43

Economic Review and Outlook

Outlook

Real exports of goods and services are forecast to decline by 0.9 per cent in 2024, reflecting lower prices for key commodities and weak global demand, and are expected to rise by 2.4 per cent in 2025. Over the 2026 to 2028 period, real exports of goods and services are expected to grow between 3.2 per cent and 4.3 per cent annually. The anticipated production of LNG, by LNG Canada by mid-2025 and in the latter years of the forecast horizon by Woodfibre LNG and Cedar LNG, provides support to the outlook.

The price of lumber is forecast to average $390 US/000 board feet in 2024 before rising to $400 US/000 board feet in 2025, $425 US/000 board feet in 2026, and then average $450 US/000 board feet in 2027 and 2028. The plant inlet price for natural gas is expected to average $0.75 C/GJ in 2024/25, $1.85 C/GJ in 2025/26, and $2.21 C/GJ in 2026/27.

Risks to the Economic Outlook

B.C.'s economic outlook faces uncertainties related to inflation, interest rates, immigration levels, the global economy, and disruptions from geopolitical and climate-related factors. Potential upsides include interest rates easing sooner than expected, increased economic activity and productivity from a growing population, as well as a less pronounced slowing of the global economy. Downside risks to B.C.'s economic outlook include the following:

•	persistent high inflation leading to elevated interest rates over a longer period, weighing on consumer spending and business investment;

•	higher mortgage costs and rent reducing affordability and disposable income;

•	aging demographics and housing affordability weighing on the supply of labour;

•	severe climate-related events disrupting the lives and livelihoods of British Columbians, destroying productive capital, and impacting economic activity;

•	uncertainty about immigration levels impacting the supply of labour and consumer spending, potentially exacerbating fluctuations in economic activity;

•	weaker than expected global economic activity and broader economic challenges in Europe and Asia;

•	lower prices for B.C.'s major commodity exports, such as lumber, pulp, natural gas, copper, and coal;

•	geopolitical conflicts weighing on trade as well as leading to higher commodity prices and inflation;

•	higher volatility in international foreign exchange, stock, and bond markets; and

•	timing of investment, operations and exports related to LNG projects in the province, similar to the risks that exist for other major capital projects.

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Economic Review and Outlook

External Outlook

The external economic outlook for most of B.C.'s major trading partners has improved for 2024 and has remained relatively unchanged for 2025 compared to Budget 2024. While global inflation has generally been easing and moving towards most central bank's target ranges, price pressures remain elevated, particularly in services, and risks of accelerating consumer prices have kept central banks cautious about cutting interest rates. So far this year, lower growth, rising unemployment rates and slowing inflation led the Bank of Canada to two consecutive 25 basis point cuts to its overnight rate, while the European Central bank lowered their deposit rate by 25 basis points. Despite economic growth in Canada picking up recently, it remains relatively weak considering the rise in population growth. While the U.S. economy continued to beat expectations in the first half of 2024, rising unemployment rates, persistent inflation and moderating consumer spending present risks to growth for the rest of 2024. Looking ahead to 2025, slower growth is anticipated for some of B.C.'s major trading partners, in part due to the lagged impacts from high interest rates. The continuation of ongoing geopolitical tensions, volatile energy prices and supply chain disruptions could create additional headwinds to the global outlook.

United States

The U.S. economy continued to beat expectations in the first half of 2024. Despite ongoing restrictive monetary policy, U.S. real GDP expanded by an annualized rate of 2.8 per cent in the second quarter (April to June) of 2024, an acceleration from the 1.4 per cent increase in the first quarter (January to March). Growth in the second quarter was primarily driven by increases in consumer spending, both from services and goods; inventory accumulation; and from investment increases in equipment and intellectual property. GDP growth was partially offset by increases in imports, which subtract from GDP growth, and declines in non-residential structures and residential investment.

Chart 2.9 U.S. Real GDP

Sources: U.S. Bureau of Economic Analysis; Haver Analytics

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Economic Review and Outlook

The U.S. labour market has continued to expand in 2024 recording net payroll job gains for 43 consecutive months, as of July 2024. Year-to-date to July, total nonfarm employment has increased by 1.7 per cent (+2.7 million jobs) compared to the same period last year. The unemployment rate was 4.3 per cent in July 2024 and was 0.4 percentage points higher on average in the first seven months of 2024 compared to the same period in 2023. Average hourly earnings growth increased 4.0 per cent year-to-date to July.

High interest rates continue to take their toll on the U.S. housing market, with existing home sales declining in the first half of 2024. Year-to-date to June 2024, existing home sales fell by 3.0 per cent while new single-family home sales decreased by 1.1 per cent compared to the same period last year. Year-to-date to June 2024, median prices increased 5.0 per cent for existing homes and declined slightly (-0.4 per cent) for new single-family homes. Additionally, U.S. homebuilding declined 4.7 per cent in the first seven months of 2024 compared to the same period of 2023, driven by a 33.8 per cent decline in multi-family starts, while gains in single-family starts (+12.2 per cent) provided some offset. Furthermore, U.S. residential building permits, an indicator of future building activity, declined by 2.9 per cent in the first seven months of 2024 compared to the same period last year.

Chart 2.10 U.S. Housing Starts

Sources: U.S. Census Bureau; Haver Analytics

Year-to-date to July 2024, U.S. nominal retail sales were up by 2.3 per cent compared to the first seven months of 2023, led by growth from non-store retailers as well as food services and drinking places. However, these sales (measured in nominal dollars) were somewhat inflated due to high prices and estimates of real retail sales growth were negative in the first seven months of 2024. U.S. consumer price index inflation has fallen from the highs seen in 2022 but has remained within the 2.9 to 3.7 per cent range since June 2023 and was 2.9 per cent in July 2024. Like Canada, shelter inflation in the U.S. remains persistent while energy prices, specifically gasoline, continue to put downward pressure on CPI. The Conference Board U.S. consumer confidence index has declined in four of the last six months and year-to-date to July 2024, U.S. consumer sentiment was lower than last year.

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Economic Review and Outlook

Outlook

In July 2024, Consensus Economics (Consensus) projected U.S. economic growth of 2.3 per cent in 2024 compared to 1.4 per cent in the January 2024 Consensus survey. Meanwhile for 2025, Consensus forecasts growth of 1.7 per cent.

Table 2.2 U.S. Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2024	2025

	Per cent change in real GDP
B.C. Ministry of Finance	2.4	1.6
Consensus Economics (July 2024*)	2.3	1.7

* Comparable month to B.C. Ministry of Finance forecast.

While the U.S. economy has exceeded expectations recently, risks remain for the second half of 2024 and into 2025. These risks include moderating job growth and consumer spending, rising unemployment, still-elevated inflation, and ongoing geopolitical tensions. Given uncertainty in the outlook, the Ministry assumes that U.S. real GDP will grow by 2.4 per cent in 2024 (slightly higher than the July Consensus, which was released prior to the strong second quarter data) and by 1.6 per cent in 2025, with growth averaging around 1.7 per cent annually over the medium-term.

Chart 2.11 Consensus Outlook for the U.S. in 2024

Source: Consensus Economics

The chart above represents forecasts for U.S. real GDP growth in 2024 as polled on specific dates. For example, forecasters surveyed on January 9, 2023 had an average 2024 U.S. real GDP growth forecast of 1.1 per cent, while on August 12, 2024 they forecast 2024 U.S. real GDP to grow by 2.5 per cent.

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Economic Review and Outlook

Canada

The Canadian economy grew by 1.7 per cent (annualized) in the first quarter of 2024, following modest growth of 0.1 per cent in the fourth (October to December) quarter of 2023. Real GDP growth in the first quarter was driven by gains in consumer spending, growing by 3.0 per cent, primarily from an increase in household spending on services (+4.3 per cent). Exports of goods and services grew by 1.9 per cent in the first quarter, supported by increased shipments of precious metals. Business investment grew 3.1 per cent in the first quarter, driven by gains in machinery and equipment and intellectual property, while growth was moderated by a slowdown in inventory accumulation. Overall, Canada's real GDP has increased by 0.5 per cent year-to-date to the first quarter of 2024 compared to the same period from 2023.

Chart 2.12 Canadian Real GDP

Sources: Statistics Canada; Haver Analytics

Following growth of 2.4 per cent in 2023, Canadian employment continued to grow in 2024, but at a slower pace. Year-to-date to July 2024, employment was up by 1.8 per cent (+358,000 jobs) compared to the same period last year. The unemployment rate was 6.4 per cent in July and has increased by 1.3 percentage points since April 2023, reflecting the labour force growing at a faster pace than employment, supported by strong immigration and population growth. Year-to-date to July, the unemployment rate was 0.9 percentage points higher compared to the first seven months of 2023 and averaged 6.1 per cent. Meanwhile, the unemployment rate for youth (ages 15-24) increased even higher, rising to 14.2 per cent in July 2024, from 10.6 per cent in July 2023. Furthermore, job vacancies have fallen 24.8 per cent year-to-date to May 2024.

Canadian home sales have remained subdued so far in 2024, mainly as a result of high interest rates. Year-to-date to July, Canadian home sales have increased by 3.6 per cent but remain at a relatively low level. Soft demand and an increase in listings have limited price growth in the first seven months of 2024 resulting in the national average home sale price increasing only 0.5 per cent year-to-date to July 2024.

Following an 8.2 per cent decline in 2023, housing starts averaged 252,364 annualized units in the first seven months of 2024, up 6.7 per cent compared to the same period last year. Despite high borrowing costs for developers and skilled-labour shortages, starts have remained elevated in response to strong population growth. Within housing categories, multi-family starts increased by 9.2 per cent, while single-family starts were up 0.3 per cent. Regionally, the increase in housing starts in 2024 so far has been primarily driven by more construction in the urban centers of Montreal (+46.1 per cent), Edmonton (+54.4 per cent), and Calgary (+40.5 per cent), partially offset by declines in Toronto (-9.5 per cent) and Vancouver (-17.9 per cent).

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Economic Review and Outlook

Consumer price inflation in Canada has eased to 2.5 per cent in July 2024, down from 3.4 per cent in December 2023 and the 8.1 per cent high in June 2022. Since the start of 2024, inflation has fluctuated between 2.5 per cent and 2.9 per cent, within the Bank of Canada's (BoC) target range, but persistent price pressures remain. In July, shelter (+5.7 per cent) prices contributed the most upward pressure on national inflation.

Despite strong immigration, the pace of consumer spending has not matched population growth. Canadian nominal retail sales were up only 0.9 per cent year-to-date to May compared to the same period last year, while in real terms (which exclude price effects), they were up 1.0 per cent.

After declining 2.1 per cent in 2023, Canadian nominal goods exports were flat in the first half of 2024 (0.0 per cent) compared to the same period last year. Year-to-date to June, strength in exports of energy products (+4.3 per cent) and metal and non-metallic minerals (+4.3 per cent) was offset by large declines in farm, fishing and intermediate food products (-11.0 per cent) and metal ores and non-metallic minerals (-16.7 per cent). Meanwhile, service exports have continued to recover, growing 5.2 per cent year-to-date to June, primarily driven by the rise in commercial service exports.

Outlook

The July 2024 Consensus forecasts Canadian real GDP to rise by 1.0 per cent in 2024 (0.6 percentage points higher than the January 2024 survey) and by 1.8 per cent in 2025.

Table 2.3 Canadian Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2024	2025
	Per cent change in real GDP
B.C. Ministry of Finance	0.9	1.7
Consensus Economics (July 2024*)	1.0	1.8

* Comparable month to B.C. Ministry of Finance forecast.

The impact from high interest rates is expected to continue to moderate consumer spending in 2024 with households spending a larger share of income on servicing debt. In their July Monetary Policy Report, the BoC expected that Canadian economic growth will strengthen as interest rates ease. The Ministry prudently assumes that the Canadian economy will grow by 0.9 per cent in 2024, 1.7 per cent in 2025 and then average 1.8 per cent annual growth over the 2026 to 2028 period.

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Economic Review and Outlook

Chart 2.13 Consensus Outlook for Canada in 2024

Forecast annual per cent

change in Canadian real GDP, 2024

Source: Consensus Economics

The chart above represents forecasts for Canadian real GDP growth in 2024 as polled on specific dates. For example, forecasters surveyed on January 9, 2023 had an average 2024 Canadian real GDP growth forecast of 1.6 per cent, while on August 12, 2024 they forecast 2024 Canadian real GDP to grow by 1.0 per cent.

Asia

Restrained consumer spending and turmoil in China's property sector continues to lead to economic volatility in 2024, with second quarter real GDP declining by an annualized rate of 2.0 per cent, following an increase of 12.5 per cent in the previous quarter. Despite ongoing fiscal support from the Chinese government, weak consumer spending and confidence along with the prolonged downturn in property sales and investment have persistently dampened real GDP growth. However, China's economy continues to benefit from strong exports, while industrial production exceeded expectations and helped offset softening domestic demand. Overall, China's real GDP grew by 5.0 per cent year-to-date to the second quarter of 2024 compared to the same period in 2023.

Japan's economy expanded at an annualized rate of 3.1 per cent in the second quarter of 2024, following a 2.3 per cent contraction in the first quarter. The expansion in second quarter real GDP was driven by increased consumption and investment, while net trade detracted from growth. Year-to-date to the second quarter of 2024, Japan's real GDP has declined by 0.9 per cent compared to the first half of 2023. In July, the Bank of Japan raised its benchmark interest rate to its highest level since 2008.

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Economic Review and Outlook

Outlook

The July 2024 Consensus forecasted that China's real GDP will grow by 4.9 per cent in 2024 and 4.4 per cent in 2025. However, ongoing geopolitical and trade tensions, the extended downturn in the property sector, weak consumer spending and domestic confidence could create headwinds for China's economy. The Ministry prudently forecasts that China's economy will expand by 4.7 per cent in 2024, 4.2 per cent in 2025, and average 4.2 per cent annual growth over the 2026 to 2028 period.

The July 2024 Consensus projects Japan real GDP growth of 0.1 per cent in 2024 and 1.3 per cent in 2025. While consumer spending and the labour market have improved recently, uncertainty remains if these trends will persist with the Bank of Japan's recent increases to their interest rates, as well as additional risk of rising food and energy prices along with a weak Yen. Given uncertainty in the outlook, the Ministry assumes a slightly more moderate pace of growth in Japan's real GDP. The Ministry prudently forecasts economic activity to remain flat in 2024 and grow by 1.1 per cent in 2025, and average 0.5 per cent annual growth over the 2026 to 2028 period.

Europe

Euro zone economic growth in the first half of 2024 remains modest but has beat expectations, expanding by 1.2 per cent (annualized) in the second quarter, following a 1.1 per cent expansion in the first quarter. Among the larger member states, Spain and France were major contributors to the second quarter gain, with Spain's growth driven by strong consumer spending and exports, while France saw a boost from exports.

A contraction in economic growth from Germany, Europe's largest economy, contributed to the overall moderate growth for the euro zone.

With inflationary pressures starting to ease, the European Central Bank (ECB) cut rates on June 6, 2024, after holding rates steady for the past nine months. So far, the ECB has cut rates by 25 basis points. As of July 2024, inflation in the euro zone had fallen by 2.7 percentage points since July 2023 and stood at 2.6 per cent. Meanwhile, the euro zone's unemployment rate reached record lows of 6.4 per cent in April and May before increasing to 6.5 per cent in June.

Outlook

The July 2024 Consensus forecasted that the euro zone economy would grow by 0.7 per cent in 2024 and 1.4 per cent in 2025. Real GDP is expected to get a boost as inflationary pressures ease and consumer spending increases with gains in disposable income and rising consumer confidence. However, given the uncertainty associated with easing inflationary pressures, the war in Ukraine and other geopolitical tensions, as well as future monetary policy decisions by the ECB, the Ministry's forecast for euro zone real GDP growth is prudent compared to the Consensus forecast. As such, the Ministry forecasts real GDP to grow by 0.6 per cent in 2024, followed by 1.2 per cent in 2025, and 1.2 per cent annually on average over the medium-term.

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Economic Review and Outlook

Financial Markets

Interest Rates

In 2024, many central banks have responded to easing inflation by cutting interest rates including the Bank of Canada (BoC), the European Central Bank and the Bank of England. The Federal Reserve (the Fed) has yet to cut rates but the first is anticipated in September.

The Fed has held the target range for the federal funds rate at 5.25 to 5.50 per cent from July 2023 to August 2024, reflecting modest inflationary progress, and robust economic and jobs figures. At the beginning of 2024, many forecasters expected at least one rate cut by August. The Fed has instead taken a cautious approach, due to inflation sitting between 2.9 and 3.7 per cent every month since June 2023. The Fed has reiterated its willingness to adjust policies if necessary to sustain its long-term inflation goal and support maximum employment.

Following rate increases in both June and July of 2023, the BoC kept the overnight rate steady at 5.00 per cent until June 2024. In June and July, the BoC reduced rates by 25 basis points in each month to bring the rate to 4.50 per cent, reflecting diminishing excess demand, a slowdown in economic activity, and easing inflationary pressures. The gap between the BoC overnight rate and the Fed funds rate is now 1 percentage point reflecting the underlying differences between the United States and Canada in inflation levels, inflation expectations, and economic activity. Furthermore, the BoC has stated that further rate cuts can be expected as long as inflation continues to ease.

Chart 2.14 Interest Rate Forecasts

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Economic Review and Outlook

Outlook

The future path of interest rates remains uncertain. However, both Canada and the United States are getting closer to their inflationary target rates and there are expectations of slow economic activity this year. This points to continued rate cuts by the BoC and the first cuts by the Fed in the second half of 2024. Based on the average of six private sector forecasts as of July 19, 2024, the Ministry assumes the U.S. federal funds rate will average 5.40 per cent in 2024 and 4.36 per cent in 2025. By comparison, the Bank of Canada's overnight target rate is expected to average 4.68 per cent in 2024 and 3.42 per cent in 2025.

Table 2.4   Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2024	2025	2024	2025
BMO	4.58	3.54	3.43	3.29
CIBC	4.62	3.16	3.39	3.11
National Bank	4.58	3.16	3.42	3.04
RBC	4.57	3.32	3.37	2.98
Scotiabank	4.52	3.38	3.47	3.59
TD	4.64	3.21	3.45	3.07
Average (as of July 19, 2024)	4.58	3.29	3.42	3.18

Exchange Rates

The Canadian dollar is slightly down against the US dollar in 2024 compared with 2023. It averaged 73.5 US cents between January and July 2024, compared with an average of 74.4 US cents during the same period in 2023, and has exhibited relatively low volatility. The slight decline was primarily influenced by the interest rate cuts in Canada while the U.S. maintained a higher rate and stronger economic activity. The exchange rate stability marked a shift from the volatility experienced between the beginning of 2020 and 2023 when investors sought safe-haven assets such as the US dollar amid the onset of new geopolitical tensions and uncertainties regarding global inflationary pressures.

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Economic Review and Outlook

Chart 2.15 Private Sector Expectations for the Canadian Dollar

US cents/Canadian $ (daily rate)
90
80
70
60
Forecast*
Private Sector Average
(Budget 2024)
78.9¢
77.6¢
Private Sector Average
(First Quarterly Report 2024)
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028

Sources: Bank of Canada and B.C. Ministry of Finance forecasts.

* Based on the average of private sector forecasts. *First Quarterly Report 2024* as of July 19, 2024 and *Budget 2024* as of January 5, 2024.

Outlook

Based on the average of six private sector forecasts as of July 19, 2024, the Ministry assumes the Canadian dollar will average 73.0 US cents in 2024 and 73.5 US cents in 2025.

Table 2.5 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Canadian $)	2024	2025
BM0	73.4	75.6
CIBC	73.0	73.8
National Bank	72.4	72.1
RBC	72.9	70.9
Scotiabank	73.2	75.3
TD	72.9	73.3
Average (as of July 19, 2024)	73.0	73.5

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Economic Review and Outlook

Table 2.6.1 Gross Domestic Product (GDP): British Columbia

			Forecast
	2022	2023 [e]	2024	2025	2026	2027	2028
Gross Domestic Product at Market Prices:
– Real (chained 2017 $billions)	322.9	327.8	331.1	337.8	345.5	353.3	361.5
(% change)	3.8	1.5	1.0	2.0	2.3	2.3	2.3
– Nominal (current prices, $billions)	395.2	409.9	424.1	442.2	462.7	484.6	507.6
(% change)	11.0	3.7	3.5	4.3	4.6	4.7	4.7
– GDP price deflator (2017 = 100)	122.4	125.0	128.1	130.9	133.9	137.2	140.4
(% change)	7.0	2.1	2.4	2.2	2.3	2.4	2.4
Real GDP per person (chained 2017 $)	60,277	59,393	58,249	58,720	59,342	59,716	60,115
(% change)	1.3	-1.5	-1.9	0.8	1.1	0.6	0.7
Real GDP per employed person (% change)	0.6	-0.1	-1.3	1.0	1.2	0.9	0.9
Components of Real GDP at Market Prices (chained 2017 $billions)
Household expenditure on goods and services	200.1	202.7	207.7	212.7	217.3	223.5	229.8
(% change)	4.0	1.3	2.5	2.4	2.1	2.9	2.8
– Goods	78.3	76.6	77.7	79.0	80.3	81.7	83.2
(% change)	-2.0	-2.2	1.5	1.6	1.6	1.9	1.7
– Services	122.0	126.4	130.2	134.0	137.3	142.0	146.8
(% change)	8.5	3.5	3.1	2.9	2.4	3.4	3.4
NPISH[1] expenditure on goods and services	5.1	5.2	5.3	5.5	5.6	5.7	5.8
(% change)	3.6	1.3	2.7	2.5	2.5	2.2	2.0
Government expenditure on goods and services	60.5	63.9	64.1	64.7	64.8	65.1	65.7
(% change)	4.1	5.6	0.3	1.0	0.2	0.4	0.8
Investment in fixed capital	85.1	87.6	90.6	94.8	96.7	97.4	99.0
(% change)	-2.1	2.9	3.5	4.7	2.0	0.7	1.7
Final domestic demand	350.7	359.3	367.7	377.9	384.6	391.8	400.2
(% change)	2.4	2.4	2.3	2.8	1.8	1.9	2.2
Exports of goods and services	121.1	121.3	120.2	123.1	128.3	132.5	137.0
(% change)	6.4	0.2	-0.9	2.4	4.3	3.2	3.5
Imports of goods and services	156.9	155.9	158.7	163.5	168.2	171.5	176.3
(% change)	8.0	-0.7	1.8	3.0	2.9	2.0	2.8
Inventory change	9.3	4.6	3.4	2.0	2.5	2.1	2.0
Statistical discrepancy	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Real GDP at market prices	322.9	327.8	331.1	337.8	345.5	353.3	361.5
(% change)	3.8	1.5	1.0	2.0	2.3	2.3	2.3

1 Non-profit institutions serving households.
e B.C. Ministry of Finance estimate.

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Economic Review and Outlook

Table 2.6.2 Selected Nominal Income and Other Indicators: British Columbia

			Forecast
	2022	2023	2024	2025	2026	2027	2028
Compensation of employees[1] ($millions)	188,707	202,207	216,033	226,517	235,956	245,543	255,946
(% change)	9.7	7.2	6.8	4.9	4.2	4.1	4.2
Household income ($millions)	326,447	351,849 [e]	372,717	388,940	404,487	421,416	439,730
(% change)	6.8	7.8	5.9	4.4	4.0	4.2	4.3
Net operating surplus ($millions)	53,368	45,342 [e]	38,598	38,008	40,083	43,036	45,993
(% change)	9.3	-15.0	-14.9	-1.5	5.5	7.4	6.9
Retail sales ($millions)	107,889	107,766	108,844	111,608	115,485	119,923	124,324
(% change)	3.1	-0.1	1.0	2.5	3.5	3.8	3.7
Housing starts (units)	46,721	50,490	46,711	48,504	50,023	51,112	51,964
(% change)	-1.9	8.1	-7.5	3.8	3.1	2.2	1.7
Residential sales ($millions)	80,263	70,946	74,128	85,923	93,757	97,997	100,860
(% change)	-30.2	-11.6	4.5	15.9	9.1	4.5	2.9
Residential sales (units)	80,519	73,088	74,574	84,040	89,405	91,242	91,612
(% change)	-35.1	-9.2	2.0	12.7	6.4	2.1	0.4
Residential average sale price ($)	996,818	970,689	994,027	1,022,414	1,048,677	1,074,034	1,100,940
(% change)	7.5	-2.6	2.4	2.9	2.6	2.4	2.5
Consumer price index (2002 = 100)	145.5	151.2	155.3	158.8	162.0	165.2	168.5
(% change)	6.9	3.9	2.7	2.2	2.0	2.0	2.0

1 Domestic basis; wages, salaries and employers' social contributions.

e B.C. Ministry of Finance estimate.

Table 2.6.3 Labour Market Indicators: British Columbia

			Forecast
	2022	2023	2024	2025	2026	2027	2028
Population (thousands at July 1)	5,356	5,519	5,684	5,753	5,823	5,917	6,014
(% change)	2.5	3.0	3.0	1.2	1.2	1.6	1.6
Net migration (thousands)
– International [1,4]	142.2	190.2	120.0	66.0	76.6	83.7	82.9
– Interprovincial[4]	6.5	-8.6	-6.4	-4.0	6.4	9.8	11.5
– Total	148.7	181.6	113.6	62.0	82.9	93.5	94.5
Labour force population[2] (thousands)	4,426	4,517	4,648	4,716	4,785	4,870	4,957
(% change)	1.7	2.1	2.9	1.5	1.5	1.8	1.8
Labour force (thousands)	2,881	2,944	3,019	3,052	3,082	3,119	3,160
(% change)	1.0	2.2	2.5	1.1	1.0	1.2	1.3
Participation rate[3] (%)	65.1	65.2	64.9	64.7	64.4	64.0	63.7
Employment (thousands)	2,748	2,792	2,856	2,887	2,918	2,956	2,997
(% change)	3.2	1.6	2.3	1.1	1.1	1.3	1.4
Unemployment rate (%)	4.6	5.2	5.4	5.4	5.3	5.2	5.1

1 International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2 The civilian, non-institutionalized population 15 years of age and over.

3 Percentage of the labour force population in the labour force.

4 Components may not sum to total due to rounding.

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Economic Review and Outlook

Table 2.6.4 Major Economic Assumptions

			Forecast
	2022	2023	2024	2025	2026	2027	2028
Real GDP
Canada (chained 2017 $billions)	2,327	2,356	2,377	2,417	2,463	2,507	2,553
(% change)	3.8	1.2	0.9	1.7	1.9	1.8	1.8
U.S. (chained 2017 US$billions)	21,822	22,377	22,914	23,281	23,700	24,103	24,512
(% change)	1.9	2.5	2.4	1.6	1.8	1.7	1.7
Japan (chained 2015 Yen trillions)	550	559	559	566	569	572	575
(% change)	1.2	1.7	0.0	1.1	0.6	0.5	0.5
China (constant 2010 US$billions)	13,152	13,843	14,493	15,102	15,736	16,397	17,086
(% change)	3.0	5.2	4.7	4.2	4.2	4.2	4.2
Euro zone[1] (chained 2015 Euro billions)	11,778	11,839	11,910	12,053	12,198	12,344	12,493
(% change)	3.5	0.5	0.6	1.2	1.2	1.2	1.2
Industrial production index (% change)
U.S.	3.4	0.2	0.0	1.2	1.7	1.7	1.7
Japan	0.1	-1.5	-1.5	1.9	0.8	0.8	0.8
China	3.8	4.3	4.9	3.8	3.8	3.8	3.8
Euro zone[1]	2.3	-2.3	-1.5	1.6	1.2	1.2	1.2
Housing starts (thousands)
Canada	262	240	240	240	230	230	230
(% change)	-3.4	-8.2	-0.1	0.0	-4.2	0.0	0.0
U.S.	1,553	1,420	1,370	1,400	1,400	1,400	1,400
(% change)	-3.0	-8.5	-3.5	2.2	0.0	0.0	0.0
Japan	860	820	795	795	840	860	860
(% change)	0.4	-4.6	-3.0	0.0	5.7	2.4	0.0
Consumer price index
Canada (2002 = 100)	151.2	157.1	161.2	164.7	168.0	171.4	174.8
(% change)	6.8	3.9	2.6	2.2	2.0	2.0	2.0
Canadian interest rates (%)
3-month Treasury bills	2.30	4.81	4.58	3.29	2.88	2.75	2.75
10-year government bonds	2.77	3.36	3.42	3.18	3.15	3.15	3.15
United States interest rates (%)
3-month Treasury bills	2.08	5.28	5.28	4.11	3.25	3.00	3.00
10-year government bonds	2.95	3.96	4.27	3.95	3.75	3.65	3.65
Exchange rate (US cents / Canadian $)	76.8	74.1	73.0	73.5	76.3	77.4	77.6
British Columbia goods and services
Export price deflator (% change)	14.5	-3.2 [e]	1.0	4.4	2.1	2.1	1.7

1 Euro zone (20) is Austria, Belgium, Croatia, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

e B.C. Ministry of Finance estimate.

First Quarterly Report 2024/25	| 57

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APPENDIX | FISCAL PLAN UPDATE

Table A1 Material Assumptions – Revenue

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2024/25	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	2024/25 Sensitivities
Personal income tax *	16,638	17,118	17,867	18,741
Current calendar year assumptions
Household income growth	4.4%	5.9%	4.4%	4.0%	+/- 1 percentage point change in 2024 B.C.
Employee compensation growth	5.5%	6.8%	4.9%	4.2%	household income growth equals +/- $150 to
Tax base growth	4.7%	7.4%	4.4%	3.8%	$160 million in revenue
Average tax yield	6.39%	6.38%	6.43%	6.49%
Current-year tax	16,072	16,452	17,296	18,136
Prior year’s tax assessments	570	570	580	590
Unapplied taxes	150	150	150	150
B.C. Tax Reduction	(195)	(195)	(199)	(203)
Non-refundable B.C. tax credits	(176)	(176)	(176)	(176)
Policy neutral elasticity **	1.1	1.2	1.2	1.2	+/- 0.5 change in 2024 B.C. policy neutral
Fiscal year assumptions					elasticity equals +/- $330 to $350 million
Prior-year adjustment	-

2023 Tax-year	2023 Assumptions
Household income growth	6.9%	7.8%			+/- 1 percentage point change in 2023 B.C.
Tax base growth	5.6%	6.0%			household or taxable income growth equals
Average 2023 tax yield	6.38%	6.37%			+/- $170 to $180 million one-time effect (prior-
2023 tax	15,322	15,299			year adjustment) and could result in an
2022 & prior year’s tax assessments	560	560			additional +/- $150 to $160 million base change
Unapplied taxes	150	150			in 2024/25
B.C. Tax Reduction	(190)	(190)
Non-refundable B.C. tax credits	(176)	(176)
Policy neutral elasticity **	0.8	0.7

* Reflects information as at August 8, 2024
** Per cent growth in current year tax revenue (excluding policy measures) relative to per cent growth in household income (calendar year).

Corporate income tax *	8,236	7,598	6,428	6,540
Components of revenue (fiscal year)
Installments – subject to general rate	7,718	7,155	6,946	6,865
Installments – subject to small business rate	363	362	346	342
Non-refundable B.C. tax credits	(193)	(193)	(198)	(203)
Advance installments	7,888	7,324	7,094	7,004
Prior-year settlement payment	348	274	(666)	(464)

Current calendar year assumptions
National tax base ($ billions)	520.8	570.8	610.8	641.3	+/- 1% change in the 2024 national tax base
B.C. installment share of national tax base	15.0%	13.1%	12.4%	11.7%	equals +/- $60 to $70 million
Effective percentage tax rates (% general/small business)	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0
Share of the B.C. tax base subject to the small business rate	22.0%	23.0%	23.0%	23.0%	+/- 1 percentage point change in the 2024 small
B.C. tax base growth (post federal measures)	2.6%	3.7%	1.0%	4.9%	business share equals -1+ $80 to $90 million
B.C. net operating surplus growth	-9.5%	-14.9%	-1.5%	5.5%

2023 Tax-year	2023 Assumptions
B.C. tax base growth (post federal measures)	-7.1%	-7.9%
Share of the B.C. tax base subject to small business rate	22.5%	23.5%			+/- 1% change in the 2023 B.C. tax base equals
B.C. net operating surplus growth	-14.9%	-15.0%			+/- $60 to $80 million one-time effect (prior-year
Gross 2023 tax	6,736	6,612			adjustment) and could result in an additional
Prior-year settlement payment	348	274			installments payments of +/- $100 to $120
Prior years losses/gains (included in above)	(250)	(200)			million in 2024/25
Non-refundable B.C. tax credits	(186)	(186)

* Reflects information as at August 16, 2024
Cash received from the federal government is used as the basis for estimating revenue. Due to lags in the federal collection and installment systems, changes to the B.C. net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2024/25 installments from the federal government reflects two-third of payments related to the 2024 tax year (paid during Apr-July 2024 and adjusted in Sept and Dec) and one-third of 2025 payments. Installments for the 2024 (2025) tax year are based on B.C.'s share of the national tax base for the 2023 (2024) tax year and a forecast of the 2024 (2025) national tax base. B.C.'s share of the 2022 national tax base was 13.7%, based on tax assessments as of December 31, 2023. Cash adjustments for any under/over payments from the federal government in respect of 2023 will be received/paid on March 31, 2025.

First Quarterly Report 2024/25	| 59

Appendix - Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2024/25	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	2024/25 Sensitivities
Employer health tax	2,803	2,962	3,110	3,239
Employee compensation growth	5.5%	6.8%	4.9%	4.2%	+/- 1 percentage point change in the 2024 employee compensation growth equals up to +/- $30 million
Provincial sales tax	10,762	10,708	11,196	11,647
Provincial sales tax base growth (fiscal year)	3.8%	-2.0%	4.6%	4.1%	+/- 1 percentage point change in the
Calendar Year nominal expenditure					2024 consumer expenditure growth
Consumer expenditures on durable goods	0.8%	1.2%	1.7%	3.4%	equals up to +/- $25 to $30 million
Consumer expenditures on goods and services	5.2%	5.3%	4.7%	4.2%
Business investment	1.2%	2.0%	6.7%	6.4%
Other	3.2%	3.7%	6.8%	4.8%
Components of Provincial sales tax revenue					+/- 1 percentage point change in the
Consolidated Revenue Fund	10,754	10,700	11,188	11,639	2024 business investment growth
BC Transportation Financing Authority	8	8	8	8	equals up to +/- $10 to $20 million
Fuel and carbon taxes	3,585	3,534	3,983	4,425
Calendar Year
Real GDP	0.8%	1.0%	2.0%	2.3%
Gasoline volumes	-1.0%	-1.0%	-2.0%	-3.0%
Diesel volumes	2.0%	2.0%	2.0%	-2.0%
Natural gas volumes	1.0%	1.0%	-1.0%	-2.0%
Carbon tax rates (April 1)
Carbon dioxide equivalent emissions ($/tonne)	80	80	95	110
Natural gas (cents/gigajoule)	397.28 ¢	397.28 ¢	471.77 ¢	546.26 ¢
Gasoline (cents/litre)	17.61 ¢	17.61 ¢	20.91 ¢	24.22 ¢
Light fuel oil (cents/litre)	20.74 ¢	20.74 ¢	24.62 ¢	28.51 ¢

Components of revenue *
Consolidated Revenue Fund	541	500	491	483
BC Transit	18	18	18	17
BC Transportation Financing Authority	461	451	447	435
Fuel tax revenue	1,020	969	956	935
Carbon tax revenue	2,565	2,565	3,027	3,490
Property taxes	3,779	3,850	4,074	4,281
Calendar Year
Consumer Price Index	2.7%	2.7%	2.2%	2.0%	+/- 1 percentage point change in 2024 new
Housing starts (units)	46,107	46,711	48,504	50,023	construction & inflation growth equals up to +/-
Home owner grants (fiscal year)	926	919	938	956	$30 million in residential property taxation revenue
Components of revenue
Residential (net of home owner grants)	1,625	1,621	1,720	1,813
Speculation and vacancy	90	86	90	90
Non-residential	1,630	1,686	1,772	1,854	+/-1% change in 2024 total
Rural area	153	158	163	171	business property assessment
Police	40	43	45	48	value equals up to +/- $20 million
BC Assessment Authority	115	119	121	123	in non-residential property
BC Transit	126	137	163	182	taxation revenue
Other taxes	3,411	3,421	3,717	3,923
Calendar Year
Population	2.8%	3.0%	1.2%	1.2%
Residential sales value	12.7%	4.5%	15.9%	9.1%
Real GDP	0.8%	1.0%	2.0%	2.3%
Nominal GDP	3.3%	3.5%	4.3%	4.6%
Components of revenue					+/- 1% change to 2024 residential
Property transfer	2,055	2,080	2,334	2,530	sales value equals +/- $20 million
Additional Property Transfer Tax (included in above)	40	40	40	40	in property transfer revenue,
Tobacco	510	470	470	470	depending on property values
Insurance premium	835	860	870	880
Tax targeting home flipping activity	11	11	43	43

60 |	First Quarterly Report 2024/25

Appendix - Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2024/25	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	2024/25 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other *	1,951	1,792	2,319	2,563
Natural gas price					+/- $0.25 change in the natural gas
Plant inlet, $C/gigajoule	1.26	0.75	1.85	2.21	price equals +/- $60 to $120 million,
Sumas, $US/MMBtu	2.54	1.99	2.90	3.28	including impacts on production
Natural gas production volumes					volumes and royalty program
Billions of cubic metres	72.7	74.8	75.8	77.9	credits, but excluding any
Petajoules	3,024	3,097	3,140	3,228	changes from natural gas liquids
Annual per cent change	3.2%	5.4%	1.4%	2.8%	revenue (e.g. butane, pentanes)

Oil price ($US/bbl at Cushing, OK)	77.34	80.31	76.39	75.94	Sensitivities can also vary
					significantly at different price levels
Auctioned land base (000 hectares)	20	20	20	20
Average bid price/hectare ($)	200	200	200	300	+/- 1% change in natural gas
Cash sales of Crown land tenures	4	4	4	6	volumes equals +/- $10 million
Metallurgical coal price ($US/tonne, fob Australia)	243	256	234	233	in natural gas royalties
Copper price ($US/lb)	3.88	4.37	4.37	4.39
Annual electricity volumes set by treaty (million mega-watt hours)	3.8	3.0	2.6	2.6	+/- 1 cent change in the exchange rate equals +/-$10 million in natural gas royalties
Mid-Columbia electricity price	93.37	79.15	87.99	87.01
($US/mega-watt hour)					+/- $10/bbl change in petroleum price
					equals +/- $5 million in petroleum royalties
Exchange rate (US¢/C$, calendar year)	73.6	73.0	73.5	76.3
					+/- 13% change in natural gas liquids
Components of revenue					(equivalent to +/- $10/bbl oil price) prices
Bonus bid cash sales	4	4	4	6	equals +/- $110 to $150 million in natural gas
Fees and rentals	36	38	36	36	liquids royalties
Total bonus bids, fees and rentals	40	42	40	42
Natural gas royalties after deductions and allowances	754	705	1,356	1,676	+/- 10% change in the average Mid-Columbia
Petroleum royalties	50	53	46	41	electricity price equals +/- $50 million
Columbia River Treaty electricity sales	484	358	356	357
BC Energy Regulator fees and levies	75	74	76	77	+/- US$20 change in the average
Coal, metals and other minerals revenue:					metallurgical coal price
Coal tenures	8	8	8	8	equals +/- $50 to $80 million
Net coal mineral tax	355	320	216	171
Net metals and other minerals tax	55	102	107	92	In accordance with updated accounting
Recoveries relating to revenue sharing payments to First Nations	112	112	96	81	standards, bonus bid revenue is recognized in full at the time an authorization for the sale of
Miscellaneous mining revenue	18	18	18	18	Crown land tenure is awarded.
Total coal, metals and other minerals revenue	548	560	445	370

Gross royalties prior to deductions and allowances
Gross natural gas revenue	392	235	991	1,235
Gross natural gas liquids royalties revenue	771	755	814	857

Royalty programs and infrastructure credits
Deep drilling	(131)	(84)	(122)	(51)
Road, pipeline, Clean Growth Infrastructure Royalty and other infrastructure programs	(100)	(113)	(158)	(121)
Total	(231)	(197)	(280)	(172)
Implicit average natural gas royalty rate	13.6%	32.8%	23.4%	21.3%

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

*Reflects information as at August 8, 2024.

First Quarterly Report 2024/25	| 61

Appendix - Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($millions unless otherwise specified)	Budget Estimate 2024/25	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	2024/25 Sensitivities
Forests *	689	586	675	742
Prices (calendar year average)					+/- US$50 change in SPF price equals +/- $100
SPF 2x4 ($US/thousand board feet)	425	390	400	425	to $125 million

Crown harvest volumes (million cubic metres)
Interior	24.0	24.0	24.0	24.0	+/- 10% change in Interior harvest volumes
Coast	8.0	8.0	8.0	8.0	equals +/- $40 to $50 million
Total	32.0	32.0	32.0	32.0
B.C. Timber Sales (included in above)	4.0	4.0	4.9	5.9	+/- 10% change in Coastal harvest volumes
					equals +/- $10 to $20 million
Stumpage rates ($Cdn/cubic metre)
Total stumpage rates	18.06	15.63	17.67	19.71	+/- 1 cent change in exchange rate
					equals +/- $20 to $30 million in
Components of revenue					stumpage revenue
Timber tenures (net of revenue sharing recoveries)	206	128	209	252
Recoveries relating to revenue sharing payments to First Nations	177	177	124	94
B.C. Timber Sales	214	214	251	304	The above sensitivities relate
Logging tax	50	25	50	50	to stumpage revenue only.
Other CRF revenue	31	31	31	31
Other recoveries	11	11	10	11
* Reflects information as at August 6, 2024

Other natural resource	510	473	528	600
Components of revenue
Water rental and licences*	437	400	455	527	+/- 5% change in water power production
Recoveries	50	50	50	50	equals +/- $20 to $25 million
Angling and hunting permits and licences	10	10	10	10
Recoveries	13	13	13	13
* Water rentals for power purposes are indexed to Consumer Price Index.
Total natural resource recoveries relating to revenue sharing payments to First Nations	376	351	265	217	Revenue sharing from natural gas royalties, mineral tax, electricity sales under the Columbia River Treaty and forest stumpage revenues.
Other revenue	11,400	11,886	11,784	11,880
Components of revenue
Fees and licences
Motor vehicle licences and permits	629	652	662	673
International student health fees	80	90	80	80
Other Consolidated Revenue Fund	484	512	502	506
Summary consolidation eliminations	(15)	(15)	(15)	(15)
Ministry vote recoveries	285	285	114	115
Taxpayer-supported Crown corporations	219	222	233	239
Post-secondary education fees	2,937	2,914	2,984	3,069
Other healthcare-related fees	584	575	582	588
School Districts	265	266	282	298
Investment earnings
Consolidated Revenue Fund	175	385	155	155
Fiscal agency loans & sinking funds earnings	1,159	1,089	1,198	1,259
Summary consolidation eliminations	(202)	(159)	(123)	(122)
Taxpayer-supported Crown corporations	43	52	45	46
SUCH sector agencies	249	300	310	293
Sales of goods and services
SUCH sector agencies	1,087	1,109	1,161	1,218
BC Infrastructure Benefits Inc	255	258	300	149
Other taxpayer-supported Crown corporations	127	144	135	144
Miscellaneous	3,039	3,207	3,179	3,185

62 |	First Quarterly Report 2024/25

Appendix - Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2024/25	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	2024/25 Sensitivities
Health and social transfers	9,475	9,498	9,900	10,345
National Cash Transfers	52,081	52,081	54,685	57,419
Canada Health Transfer (CHT)
Annual growth	5.4%	5.4%	5.0%	5.0%
Canada Social Transfer (CST)	16,909	16,909	17,416	17,939
B.C.'s share of national population (July 1)	13.74%	13.77%	13.73%	13.73%	+/- 0.1 percentage point change in B.C.'s population share equals +/- $70 million

B.C. health and social transfers revenue
CHT	7,153	7,170	7,509	7,882
CST	2,322	2,328	2,391	2,463
Prior-year adjustments:
CHT	-
CST	-
Other federal contributions	4,971	5,063	5,100	4,438
Components of revenue
Disaster Financial Assistance Arrangements	1,013	985	822	784
B.C.'s share of the federal cannabis excise tax	110	110	110	110
Other Consolidated Revenue Fund	110	117	119	121
Vote Recoveries:
Labour Market Development Agreement	296	296	296	296
Labour Market and Skills Training Program	98	98	98	98
Home Care	82	82	82	82
Mental Health	82	82	82	82
Additional health funding	326	326	326	-
Long Term Care	-	76	108	111
Child Care	1,036	1,036	1,161	1,161
Child Safety, Family Support, Children in Care and with special needs	87	87	87	87
Public Transit	229	229	245	29
Local government services and transfers	197	197	232	117
Other recoveries	153	153	153	153
Taxpayer-supported Crown corporations	368	369	347	364
Post-secondary institutions	652	676	690	701
Other SUCH sector agencies	132	144	142	142
Service delivery agency direct revenue	9,519	9,802	9,983	10,053
School districts	689	732	741	755
Post-secondary institutions	5,225	5,257	5,438	5,585
Health authorities and hospital societies	1,306	1,463	1,404	1,417
BC Transportation Financing Authority	579	552	554	547
Other service delivery agencies	1,720	1,798	1,846	1,749
Commercial Crown corporation net income	3,313	3,281	3,674	3,705
BC Hydro	712	712	712	712	Sensitivities impacts shown below are before regulatory account transfers
Reservoir water inflows	100%	79%	100%	100%	+/-1% in hydro generation equals +/- $55 million
Mean gas price	5.58	3.98	4.81	4.98	+/-1% equals +/-$0.1 million
(Sumas, $US/MMbtu – BC Hydro forecast based on NYMEX forward selling prices)
Electricity prices (Mid-C, $US/MWh)	87.41	68.30	79.44	75.04	+/-1% change in electricity/gas trade income equals +/- $5 million
ICBC	-	-	400	400
Vehicle growth	1.3%	1.3%	1.8%	1.8%	+/-1% equals +/-$61 million
Current claims cost percentage change	10.8%	21.4%	6.8%	6.7%	+/-1% equals +/-$50 million
Unpaid claims balance ($ billions)	10.4	9.6	8.7	8.3	+/-1% equals +/-$96 to $108 million
Investment return	2.3%	2.3%	4.8%	4.6%	+/-1% return equals +/-$171 to $181 million
Loss ratio	87.9%	87.9%	86.6%	86.5%

First Quarterly Report 2024/25	| 63

Appendix – Fiscal Plan Update

Table A2 Natural Gas Price Forecasts — 2024/25 to 2026/27

Private sector forecasts (calendar year)				Adjusted to fiscal years and $C/gigajoule at plant inlet
	2024	2025	2026	2024/25	2025/26	2026/27
GLJ Henry Hub US$/MMBtu (Jul 1, 2024)	2.74	3.75	4.16	1.59	2.23	2.49
Sproule Henry Hub US$/MMBtu (June 30, 2024)	2.48	3.75	4.00	1.26	2.17	2.29
McDaniel Henry Hub US$/MMBtu (Jul 1, 2024)	2.43	3.32	3.90	1.10	1.74	2.17
Deloitte Henry Hub US$/Mcf (June 30, 2024)	2.55	3.55	4.15	1.23	1.88	2.30
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1, 2024)	1.60	3.00	3.83	0.75	1.84	2.57
Sproule Alberta AECO-C Spot CDN$/MMBtu (June 30, 2024)	1.70	3.48	3.95	0.92	2.20	2.54
McDaniel AECO-C Spot C$/MMBtu (Jul 1, 2024)	1.75	3.06	3.90	0.82	1.90	2.50
Deloitte AECO-C Spot C$/Mcf (June 30, 2024)	1.51	3.05	3.90	0.58	1.79	2.37
GLJ Sumas Spot US$/MMBtu (Jul 1, 2024)	2.58	3.65	4.06	2.11	2.94	3.21
Sproule Sumas Spot CDN$/MMBtu (June 30, 2024)	3.12	5.42	5.92	1.84	3.42	3.80
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1, 2024)	1.02	2.63	3.46	0.74	1.87	2.59
Sproule BC Station 2 CDN$/MMBtu (June 30, 2024)	1.50	3.38	3.84	0.88	2.19	2.52
McDaniel BC Avg Plant Gate C$MMBtu (Jul 1, 2024)	1.23	2.55	3.38	0.73	1.79	2.38
Deloitte BC Station 2 C$MMBtu (June 30, 2024)	2.75	2.75	3.60	0.64	1.89	2.46
GLJ Midwest Chicago US$/MMBtu (Jul 1, 2024)	3.60	4.01	4.01	2.14	2.99	3.26
Sproule Alliance Plant Gate CDN$/MMBtu (June 30, 2024)	2.99	4.91	5.18	2.20	3.51	3.71
EIA Henry Hub US$/MMBtu (Jul 2024)	2.49	3.27		1.02
TD Economics Henry Hub Futures US$/MMBtu (May 2024)	2.41	3.10		0.82
Scotiabank Group Henry Hub US$/MMBtu (Jun 2024)	2.60	3.75		1.42
BMO Henry Hub US$/MMBtu (June 2024)	2.50	3.25		1.10
InSite Petroleum Consultants Ltd BC Spot C$/Mcf (June 2024)	1.75	3.35	3.95	0.90	2.11	2.56
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Jul 8, 2024)				0.97	1.88	2.04

Average all minus high/low				1.16	2.21	2.65

Average one forecast per consultant minus high/low				0.88	1.96	2.52

Natural gas royalty price forecast				0.75	1.85	2.21

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd     US EIA: US Energy Information Administration    AECO: Alberta Energy Company

Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants     McDaniel: McDaniel & Associates Consultants Ltd

64 |	First Quarterly Report 2024/25

Appendix – Fiscal Plan Update

Natural Gas Prices

First Quarterly Report 2024/25	| 65

Appendix – Fiscal Plan Update

Table A3 Material Assumptions — Expense

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2024/25	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	2024/25 Sensitivities
Attorney General	877	877	878	880
New cases filed/processed (# for all courts)	235,000	242,000	242,000	242,000	The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputed which would go to court for resolution.
Crown Proceeding Act (CPA)	25	25	25	25	CPA forecast is subject to significant volatility due to unpredictable nature of timing and value of court settlements, judgments and pending litigation accruals.
Children and Family Development	2,121	2,121	2,117	2,117
Average children-in-care caseload (#)	4,822	4,837	4,828	4,798	The average number of children-in-care is decreasing as a result of ministry efforts to keep children in family settings where safe and feasible.

Average annual residential cost per child in care ($)	154,040	166,454	187,367	192,144	The average cost per child in care is projected to increase based on the higher cost of contracted residential services and an increasing acuity of need for children in care. A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by $4.1 million (excluding Indigenous CFS Agencies).
Education and Child Care	9,615	9,615	9,667	9,667
Public School Enrolment (# of FTEs)	596,212	614,894	611,416	606,213

Updated forecast enrolment figures are based on submissions from school districts of their actual enrolment as at September 29, 2023 for the 2023/24 school year and projected enrolment for February and May 2024. Projections are based on the Ministry of Education and Child Care's enrolment forecasting model.

School age (K—12)	572,954	591,046	587,616	582,484
Continuing Education	786	772	772	772
Distributed Learning (online)	14,063	13,965	13,917	13,846
Summer	6,305	7,036	7,036	7,036
Adults	2,105	2,076	2,076	2,076
Emergency Management and Climate Readiness	116	116	125	125
Emergency and Disaster Management Act	39	39	39	39	Emergency disaster relief is unpredictable. There are a number of factors that could impact the timing of delivering recovery projects resulting from the Emergency Events.
Forests	851	1,504	871	888
BC Timber Sales	204	204	219	236	Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year, then capitalized expenses will also be reduced in that year.

Fire Management	233	886	238	238	Costs are driven by length of season and severity of weather conditions, severity of fires, proportion of interface fires and size of fires. Costs have ranged from a low of $47 million in 2006 to a high of $1.094 billion in 2023/24 (Fire season 2023).

66 |	First Quarterly Report 2024/25

Appendix – Fiscal Plan Update

Table A3 Material Assumptions — Expense (continued)

Ministry Programs and Assumptions	Budget Estimate	Updated Forecast	Plan	Plan
($ millions unless otherwise specified)	2024 /25	2024 /25	2025 /26	2026/27	2024/25 Sensitivities
Health	32,857	32,857	33,752	34,594
Pharmacare	1,801	1,801	1,788	1,788	A 1% change in PharmaCare utilization or prices affects costs by approximately $18 million.
Medical Services Plan (MSP)	7,609	7,609	7,700	7,849	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $47 million.
Regional Services	23,020	23,020	23,851	24,545	A 1% increase in volume of services provided by Health Authorities is estimated to be $240 million.

Post-Secondary Education and Future Skills	3,371	3,371	3,414	3,414
Student spaces in public institutions	207,882	207,882	208,791	208,847	Student enrolments may fluctuate due to a number of factors including economic changes and labour market needs.
Public Safety and Solicitor General	1,084	1,084	1,086	1,088
Policing, Victim Services and Corrections	947	947	949	950	Policing, Victim Services and Corrections costs are sensitive to the volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.
Social Development and Poverty Reduction	5,176	5,176	5,241	5,241
Temporary Assistance annual average caseload (#)	53,400	66,290	52,700	52,700	The expected to work caseload is sensitive to fluctuations in economic and employment trends.
					Costs are driven by changes to cost per case and caseload. Cost per case fluctuations result from changes in the needed supports required by clients, as well as caseload composition.
Disability Assistance annual average caseload (#)	125,700	126,083	127,300	127,300	The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities. Cost per case fluctuations are driven primarily by earnings exemptions which is dependent on the level of income earned by clients.
Adult Community Living:
Developmental Disabilities Programs

The adult community living caseload is sensitive to an aging population and to the level of service required. Cost per case fluctuations are driven by the proportion of clients receiving certain types of services at differing costs. For example, residential care services are significantly more costly than day programs.

Average caseload (#)	25,060	25,100	25,560	26,460
Average cost per client ($)	59,800	61,300	60,200	58,300
Personal Supports Initiative (PSI)
Average caseload (#)	3,510	3,500	3,650	3,950
Average cost per client ($)	16,100	18,100	16,200	15,000

First Quarterly Report 2024/25	| 67

Appendix – Fiscal Plan Update

Table A3 Material Assumptions — Expense (continued)

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2024/25	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	2024/25 Sensitivities
Tax Transfers	3,492	3,501	3,663	3,763
Individuals	2,223.0	2,203.0	2,281.0	2,288.0
Climate Action Tax Credit	1,022.0	1,002.0	1,191.0	1,257.0	These tax transfers are now expensed as required
BC Family Benefit	478.8	478.8	490.0	490.0	under generally accepted accounting principles.
BC Family Benefit Bonus (temporary increase)*	186.0	186.0	62.0	-
Renter's Tax Credit	279.0	279.0	281.0	284.0
Sales Tax	50.0	50.0	50.0	50.0
Small Business Venture Capital	40.0	40.0	40.0	40.0
BC Senior's Home Renovation	3.0	3.0	3.0	3.0
Other tax transfers to individuals	164.2	164.2	164.0	164.0
					Changes in 2023 tax transfers will result in one¬time
Corporations	1,269.0	1,298.0	1,382.0	1,475.0	effect (prior-year adjustment) and could result in an
Film and Television	162.5	162.5	172.5	182.5	additional base change in 2024/25. Production services
Production Services	746.8	776.3	845.0	923.5	tax credit is the most volatile of all tax transfers and is
Scientific Research & Experimental					influenced by several factors including delay in filing
Development	116.3	116.3	121.3	126.3	returns and assessment of claims, length of projects and
Interactive Digital Media	140.0	140.0	140.0	140.0	changes in the exchange rates.
Mining Exploration	60.0	60.0	60.0	60.0
Other tax transfers to corporations	43.4	42.9	43.2	42.7

Prior-year adjustment (included above)*
Individuals		-
Corporations		5.8

2023 Tax-year	2023 Assumptions
Tax Transfers	2,876.0	2,829.0
Individuals	1,578.0	1,531.0
Corporations	1,298.0	1,298.0
Film and Television	160.0	160.0
Production Services	785.0	785.0
Scientific Research & Experimental Development	110.0	110.0
Interactive Digital Media	140.0	140.0
Other tax transfers to corporations	103.0	103.0

*BC Family Benefit Bonus is a temporary increase to the BC Family Benefit for the 2024/25 benefit year with payments starting July 2024.
*2024/25 tax transfer forecast incorporates adjustments relating to prior years.
Management of Public Funds and Debt	1,976	2,320	2,651	3,209
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1%
Short-term	4.06%	4.30%	3.16%	2.85%	change in interest rates equals $10.7 million; $100 million
Long-term	4.27%	4.42%	4.34%	4.34%	increase in debt level equals $4.4 million.
CDN/US exchange rate (cents)	135.1	137.7	134.4	130.6
Service delivery agency net spending	9,902	10,063	10,568	10,992
School districts	662	696	706	716
Post-secondary institutions	5,079	5,023	5,232	5,412	Agency expenses, net of Provincial funding. These are
Health authorities and hospital societies	1,241	1,469	1,338	1,361	mainly funded through revenue from other sources.
BC Transportation Financing Authority	2,270	2,031	2,336	2,475
BC Infrastructure Benefits Inc	254	258	300	149
Other service delivery agencies	396	586	656	879

68 |	First Quarterly Report 2024/25

Appendix – Fiscal Plan Update

Table A4 Operating Statement – 2017/18 to 2026/27 [1]
($ millions)	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Revenue	51,940	56,950	58,493	62,047	72,391	81,790	79,623	81,770	84,355	87,069	5.9
Expense	(51,744)	(55,634)	(59,024)	(67,662)	(71,129)	(80,834)	(84,658)	(90,749)	(91,055)	(93,164)	6.8
Surplus (deficit)	196	1,316	(531)	(5,615)	1,262	956	(5,035)	(8,979)	(6,700)	(6,095)
Per cent of nominal GDP: [2]
Surplus (deficit)	0.1	0.4	-0.2	-1.8	0.4	0.2	-1.2	-2.1	-1.5	-1.3
Per cent of revenue:
Surplus (deficit)	0.4	2.3	-0.9	-9.0	1.7	1.2	-6.3	-11.0	-7.9	-7.0
Per capita ($): [3]
Surplus (deficit)	40	262	(104)	(1,085)	241	178	(912)	(1,580)	(1,165)	(1,047)

1 Figures have been restated to reflect government current accounting policies.

2 Surplus (deficit) as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2024/25 amounts divided by nominal GDP for the 2024 calendar year).

3 Per capita revenue and expense is calculated using July 1 population (e.g. 2024/25 amounts divided by population on July 1, 2024).

First Quarterly Report 2024/25	| 69

Appendix – Fiscal Plan Update

Table A5 Revenue by Source – 2017/18 to 2026/27

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	2026/27	change
											(per cent)
Taxation revenue:
Personal income	8,923	11,364	10,657	11,118	13,704	17,268	16,443	17,118	17,867	18,741	8.6
Corporate income	4,165	5,180	5,011	4,805	5,053	9,156	6,085	7,598	6,428	6,540	5.1
Employer health	-	464	1,897	2,156	2,443	2,720	2,886	2,962	3,110	3,239	n/a
Sales	7,131	7,369	7,374	7,694	8,731	9,818	10,330	10,708	11,196	11,647	5.6
Fuel	1,010	1,015	1,008	936	1,022	1,021	982	969	956	935	-0.9
Carbon	1,255	1,465	1,682	1,683	2,011	2,161	2,642	2,565	3,027	3,490	12.0
Tobacco	727	781	729	711	708	531	477	470	470	470	-4.7
Property	2,367	2,617	2,608	2,313	3,012	3,253	3,605	3,850	4,074	4,281	6.8
Property transfer	2,141	1,826	1,609	2,098	3,327	2,293	1,993	2,080	2,334	2,530	1.9
Insurance premium and other taxes	602	633	691	652	706	804	853	871	913	923	4.9
	28,321	32,714	33,266	34,166	40,717	49,025	46,296	49,191	50,375	52,796	7.2
Natural resource revenue:
Natural gas royalties	161	199	118	196	920	2,255	823	705	1,356	1,676	29.7
Bonus bids, rents on drilling rights and leases	196	106	60	45	45	41	42	42	40	42	-15.7
Columbia River Treaty	111	202	119	117	231	437	448	358	356	357	13.9
Other energy and minerals	619	557	386	191	795	979	637	687	567	488	-2.6
Forests	1,065	1,406	988	1,304	1,893	1,887	657	586	675	742	-3.9
Other resources	463	465	432	433	499	518	536	473	528	600	2.9
	2,615	2,935	2,103	2,286	4,383	6,117	3,143	2,851	3,522	3,905	4.6
Other revenue:
Medical Services Plan premiums	2,266	1,360	1,063	(4)	1	(1)	(1)	-	-	-	n/a
Post-secondary education fees	2,034	2,275	2,451	2,418	2,536	2,651	2,840	2,914	2,984	3,069	4.7
Other health-care related fees	429	441	475	372	417	519	591	575	582	588	3.6
Motor vehicle licences and permits	557	563	576	581	622	621	630	652	662	673	2.1
Other fees and licences	963	949	1,004	970	1,025	1,146	1,217	1,360	1,196	1,223	2.7
Investment earnings	1,101	1,243	1,263	1,264	1,306	1,314	1,708	1,667	1,585	1,631	4.5
Sales of goods and services	1,133	1,164	1,162	741	1,059	1,396	1,548	1,511	1,596	1,511	3.3
Miscellaneous	2,410	2,249	2,676	2,395	2,851	3,049	3,440	3,207	3,179	3,185	3.1
	10,893	10,244	10,670	8,737	9,817	10,695	11,973	11,886	11,784	11,880	1.0
Contributions from the federal government:
Canada Health Transfer	4,994	5,182	5,523	5,701	6,431	6,432	7,117	7,170	7,509	7,882	5.2
Canada Social Transfer	1,854	1,908	1,971	2,042	2,110	2,174	2,273	2,328	2,391	2,463	3.2
Other cost shared agreements	2,207	1,962	2,041	5,151	3,439	3,921	4,344	5,063	5,100	4,438	8.1
	9,055	9,052	9,535	12,894	11,980	12,527	13,734	14,561	15,000	14,783	5.6
Commercial Crown corporation net income:
BC Hydro [1]	683	(428)	705	688	668	360	323	712	712	712	0.5
Liquor Distribution Branch	1,119	1,104	1,107	1,161	1,189	1,199	1,148	1,090	1,032	1,020	-1.0
BC Lottery Corporation [2]	1,391	1,405	1,336	420	1,211	1,584	1,429	1,323	1,336	1,377	-0.1
ICBC	(1,327)	(1,153)	(376)	1,528	2,286	131	1,399	-	400	400	-187.5
Other	140	127	147	167	140	152	178	156	194	196	3.8
Accounting adjustment [1]	(950)	950	-	-	-	-	-	-	-	-	n/a
	1,056	2,005	2,919	3,964	5,494	3,426	4,477	3,281	3,674	3,705	15.0
Total revenue	51,940	56,950	58,493	62,047	72,391	81,790	79,623	81,770	84,355	87,069	5.9

1 BC Hydro's loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro's deferred regulatory accounts.

2 Net of federal government payments and beginning in 2021/22, is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

70 |	First Quarterly Report 2024/25

Appendix – Fiscal Plan Update

Table A6 Revenue by Source Supplementary Information – 2017/18 to 2026/27 [1]
	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Taxation and Medical Services Plan premiums	10.8	11.5	11.1	11.1	11.4	12.4	11.3	11.6	11.4	11.4	0.6
Taxation	10.0	11.0	10.8	11.1	11.4	12.4	11.3	11.6	11.4	11.4	1.4
Medical Services Plan premiums	0.8	0.5	0.3	-	-	-		-	-	-	n/a
Natural resources	0.9	1.0	0.7	0.7	1.2	1.5	0.8	0.7	0.8	0.8	-1.0
Other	3.9	3.4	3.5	2.8	2.8	2.7	2.9	2.8	2.7	2.6	-4.4
Other excluding
Medical Services Plan premiums	3.1	3.0	3.1	2.8	2.8	2.7	2.9	2.8	2.7	2.6	-1.9
Contributions from the federal government	3.2	3.0	3.1	4.2	3.4	3.2	3.4	3.4	3.4	3.2	0.0
Commercial Crown corporation net income	0.4	0.7	0.9	1.3	1.5	0.9	1.1	0.8	0.8	0.8	8.8
Total revenue	18.4	19.2	18.9	20.2	20.3	20.7	19.4	19.3	19.1	18.8	0.2
Growth rates (per cent):
Taxation	4.5	15.5	1.7	2.7	19.2	20.4	-5.6	6.3	2.4	4.8	n/a
Natural resources	-3.5	12.2	-28.3	8.7	91.7	39.6	-48.6	-9.3	23.5	10.9	n/a
Other	-0.5	-6.0	4.2	-18.1	12.4	8.9	11.9	-0.7	-0.9	0.8	n/a
Other excluding
Medical Services Plan premiums	2.8	3.0	8.1	-9.0	12.3	9.0	11.9	-0.7	-0.9	0.8	n/a
Contributions from the federal government	10.9	0.0	5.3	35.2	-7.1	4.6	9.6	6.0	3.0	-1.4	n/a
Commercial Crown corporation net income	-58.2	89.9	45.6	35.8	38.6	-37.6	30.7	-26.7	12.0	0.8	n/a
Total revenue	1.0	9.6	2.7	6.1	16.7	13.0	-2.6	2.7	3.2	3.2	n/a
Per capita ($): [3]
Taxation	5,740	6,515	6,509	6,601	7,790	9,153	8,388	8,655	8,757	9,067	5.2
Natural resources	530	585	411	442	839	1,142	569	502	612	671	2.7
Other	2,208	2,040	2,088	1,688	1,878	1,997	2,169	2,091	2,048	2,040	-0.9
Other excluding
Medical Services Plan premiums	1,748	1,769	1,880	1,689	1,878	1,997	2,170	2,091	2,048	2,040	1.7
Contributions from the federal government	1,835	1,803	1,866	2,491	2,292	2,339	2,488	2,562	2,608	2,539	3.7
Commercial Crown corporation net income	214	399	571	766	1,051	640	811	577	639	636	12.9
Total revenue	10,527	11,342	11,444	11,987	13,850	15,270	14,427	14,387	14,664	14,953	4.0

Real Per Capita Revenue (2023 $) [4]	12,732	13,356	13,169	13,689	15,386	15,868	14,427	14,004	13,963	13,955	1.0
Growth rate (per cent)	8.1	4.9	-1.4	4.0	12.4	3.1	-9.1	-2.9	-0.3	-0.1	1.9

1 Numbers may not add due to rounding.

2 Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2024/25 revenue divided by nominal GDP for the 2024 calendar year).

3 Per capita revenue is calculated using July 1 population (e.g. 2024/25 revenue divided by population on July 1, 2024).

4 Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2024 CPI for 2024/25 revenue).

First Quarterly Report 2024/25	| 71

Appendix – Fiscal Plan Update

Table A7 Expense by Function – 2017/18 to 2026/27 1,2

($ millions)	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Function:
Health:
Medical Services Plan	4,623	4,861	5,013	5,145	5,776	6,006	7,071	7,836	7,927	8,076	6.4
Pharmacare	1,400	1,494	1,517	1,501	1,579	1,711	1,906	2,101	2,088	2,088	4.5
Regional services	14,101	15,002	16,054	18,290	19,574	21,715	25,261	25,607	26,418	26,790	7.4
Other healthcare expenses	810	800	872	677	662	890	625	1,078	1,056	1,030	2.7
Total health	20,934	22,157	23,456	25,613	27,591	30,322	34,863	36,622	37,489	37,984	6.8
Education:
Elementary and secondary	6,919	7,255	7,584	7,444	8,085	8,585	9,285	9,782	9,851	9,868	4.0
Post-secondary	6,002	6,398	6,846	6,872	7,357	7,517	8,403	8,929	9,187	9,489	5.2
Other education expenses	176	442	312	630	361	891	791	461	464	463	11.3
Total education	13,097	14,095	14,742	14,946	15,803	16,993	18,479	19,172	19,502	19,820	4.7
Social services:
Social assistance	1,988	2,202	2,342	3,141	2,910	3,157	3,009	3,359	3,383	3,383	6.1
Child welfare	1,507	1,652	1,940	2,226	2,254	3,168	3,941	4,260	4,268	4,206	12.1
Low income tax credit transfers	239	414	435	1,131	754	1,746	733	1,052	1,241	1,307	20.8
Community living and other services	1,003	1,075	1,170	1,291	1,350	1,581	1,601	1,787	1,834	1,835	6.9
Total social services	4,737	5,343	5,887	7,789	7,268	9,652	9,284	10,458	10,726	10,731	9.5
Protection of persons and property	1,930	2,004	2,126	2,258	2,937	3,483	3,101	2,556	2,574	2,583	3.3
Transportation	1,931	2,021	2,126	3,362	4,453	3,320	2,379	2,738	2,786	2,717	3.9
Natural resources & economic development	3,374	3,825	3,779	4,191	5,213	6,284	6,704	5,171	4,312	4,245	2.6
Other	1,574	1,831	2,524	2,862	3,082	5,736	4,215	3,707	3,657	3,509	9.3
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	3,885	2,020	1,730	n/a
Priority spending initiatives and caseload pressures	-	-	-	-	-	-	-	-	1,000	2,000	n/a
General government	1,544	1,674	1,657	3,919	2,040	2,325	2,341	2,067	1,981	1,984	2.8
Debt servicing	2,623	2,684	2,727	2,722	2,742	2,719	3,292	4,373	5,008	5,861	9.3
Total expense	51,744	55,634	59,024	67,662	71,129	80,834	84,658	90,749	91,055	93,164
Per cent of operating expense:
Health	40.5	39.8	39.7	37.9	38.8	37.5	41.2	40.4	41.2	40.8	0.1
Education	25.3	25.3	25.0	22.1	22.2	21.0	21.8	21.1	21.4	21.3	-1.9
Social services	9.2	9.6	10.0	11.5	10.2	11.9	11.0	11.5	11.8	11.5	2.6
Protection of persons and property	3.7	3.6	3.6	3.3	4.1	4.3	3.7	2.8	2.8	2.8	-3.2
Transportation	3.7	3.6	3.6	5.0	6.3	4.1	2.8	3.0	3.1	2.9	-2.7
Natural resources & economic development	6.5	6.9	6.4	6.2	7.3	7.8	7.9	5.7	4.7	4.6	-3.9
Other	3.0	3.3	4.3	4.2	4.3	7.1	5.0	4.1	4.0	3.8	2.4
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	4.3	2.2	1.9	n/a
Priority spending initiatives and caseload pressures	-	-	-	-	-	-	-	-	1.1	2.1	n/a
General government	3.0	3.0	2.8	5.8	2.9	2.9	2.8	2.3	2.2	2.1	-3.7
Debt servicing	5.1	4.8	4.6	4.0	3.9	3.4	3.9	4.8	5.5	6.3	2.4
Operating expense	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1 Figures reflect government accounting policies used in the 2023/24 Public Accounts audited financial statements.
2 Numbers may not add due to rounding.

72 |	First Quarterly Report 2024/25

Appendix – Fiscal Plan Update

Table A8 Expense by Function Supplementary Information – 2017/18 to 2026/27 1

	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Health	7.4	7.5	7.6	8.3	7.8	7.7	8.5	8.6	8.5	8.2	1.1
Education	4.6	4.7	4.8	4.9	4.4	4.3	4.5	4.5	4.4	4.3	-0.9
Social services	1.7	1.8	1.9	2.5	2.0	2.4	2.3	2.5	2.4	2.3	3.7
Protection of persons and property	0.7	0.7	0.7	0.7	0.8	0.9	0.8	0.6	0.6	0.6	-2.2
Transportation	0.7	0.7	0.7	1.1	1.3	0.8	0.6	0.6	0.6	0.6	-1.7
Natural resources & economic development	1.2	1.3	1.2	1.4	1.5	1.6	1.6	1.2	1.0	0.9	-2.9
Other	0.6	0.6	0.8	0.9	0.9	1.5	1.0	0.9	0.8	0.8	3.5
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	0.9	0.5	0.4	n/a
Priority spending initiatives and caseload pressures	-	-	-	-	-	-	-	-	0.3	0.6	n/a
General government	0.5	0.6	0.5	1.3	0.6	0.6	0.6	0.5	0.4	0.4	-2.7
Debt servicing	0.9	0.9	0.9	0.9	0.8	0.7	0.8	1.0	1.1	1.3	3.5
Operating expense	18.3	18.7	19.1	22.0	20.0	20.5	20.7	21.4	20.6	20.3	1.1
Growth rates (per cent):
Health	6.3	5.8	5.9	9.2	7.7	9.9	15.0	5.0	2.4	1.3	n/a
Education	5.0	7.6	4.6	1.4	5.7	7.5	8.7	3.8	1.7	1.6	n/a
Social services	11.6	12.8	10.2	32.3	-6.7	32.8	-3.8	12.6	2.6	0.0	n/a
Protection of persons and property	16.6	3.8	6.1	6.2	30.1	18.6	-11.0	-17.6	0.7	0.3	n/a
Transportation	8.2	4.7	5.2	58.1	32.5	-25.4	-28.3	15.1	1.8	-2.5	n/a
Natural resources & economic development	36.9	13.4	-1.2	10.9	24.4	20.5	6.7	-22.9	-16.6	-1.6	n/a
Other	-31.0	16.3	37.8	13.4	7.7	86.1	-26.5	-12.1	-1.3	-4.0	n/a
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	-	-48.0	-14.4	n/a
Priority spending initiatives and caseload pressures	-	-	-	-	-	-	-	-	-	100.0	n/a
General government	0.5	8.4	-1.0	136.5	-47.9	14.0	0.7	-11.7	-4.2	0.2	n/a
Debt servicing	1.4	2.3	1.6	-0.2	0.7	-0.8	21.1	32.8	14.5	17.0	n/a
Operating expense	6.2	7.5	6.1	14.6	5.1	13.6	4.7	7.2	0.3	2.3	n/a
Per capita ($): [3]
Health	4,243	4,413	4,589	4,948	5,279	5,661	6,317	6,443	6,517	6,523	4.9
Education	2,654	2,807	2,884	2,888	3,024	3,173	3,348	3,373	3,390	3,404	2.8
Social services	960	1,064	1,152	1,505	1,391	1,802	1,682	1,840	1,865	1,843	7.5
Protection of persons and property	391	399	416	436	562	650	562	450	447	444	1.4
Transportation	391	403	416	650	852	620	431	482	484	467	2.0
Natural resources & economic development	684	762	739	810	997	1,173	1,215	910	750	729	0.7
Other	319	365	494	553	590	1,071	764	652	636	603	7.3
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	684	351	297	n/a
Priority spending initiatives and caseload pressures	-	-	-	-	-	-	-	-	174	343	n/a
General government	313	333	324	757	390	434	424	364	344	341	1.0
Debt servicing	532	535	534	526	525	508	596	769	871	1,007	7.3
Operating expense	10,487	11,081	11,548	13,073	13,610	15,092	15,339	15,967	15,829	16,001	4.8
Real Per Capita Operating Expense (2023 $) [4]	12,685	13,048	13,289	14,929	15,119	15,682	15,339	15,543	15,072	14,933	1.8
Growth rate (per cent)	6.4	2.9	1.8	12.3	1.3	3.7	-2.2	1.3	-3.0	-0.9	2.4

[1]	Numbers may not add due to rounding.
[2]	Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2024/25 expense divided by nominal GDP for the 2024 calendar year).
[3]	Per capita expense is calculated using July 1 population (e.g. 2024/25 expense divided by population on July 1, 2024).
[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2024 CPI for 2024/25 expense).

First Quarterly Report 2024/25	| 73

Appendix – Fiscal Plan Update

Table A9 Full-Time Equivalents (FTEs) – 2017/18 to 2026/27 1

	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	29,291	30,891	31,774	32,672	33,400	33,696	37,008	38,900	38,900	38,900	3.2
Service delivery agencies [2]	5,076	5,258	5,985	6,042	6,767	7,746	8,666	9,217	9,387	9,623	7.4
Total FTEs	34,367	36,149	37,759	38,714	40,167	41,442	45,674	48,117	48,287	48,523	3.9
Growth rates (per cent):
Ministries and special offices (CRF)	4.8	5.5	2.9	2.8	2.2	0.9	9.8	5.1	0.0	0.0	3.4
Service delivery agencies	4.7	3.6	13.8	1.0	12.0	14.5	11.9	6.4	1.8	2.5	7.2
Population per FTE: [3]
Total FTEs	143.6	138.9	135.4	133.7	130.1	129.2	120.8	118.1	119.1	120.0	-2.0

[1]	Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.
[2]	Service delivery agency FTE amounts do not include SUCH sector staff employment.
[3]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2024 divided by 2024/25 FTEs).

74 |	First Quarterly Report 2024/25

Appendix – Fiscal Plan Update

Table A10 Capital Spending — 2017/18 to 2026/27

($ millions)	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Taxpayer-supported:
Education
Schools districts	578	626	877	944	1,001	934	874	1,221	1,463	1,535	11.5
Post-secondary institutions	968	1,024	936	904	899	1,071	1,227	2,055	2,058	1,858	7.5
Health	890	904	1,009	1,162	1,555	1,915	2,998	4,253	4,777	4,365	19.3
BC Transportation Financing Authority [1]	717	853	955	1,285	1,364	1,823	2,263	3,959	5,019	5,075	24.3
BC Transit	115	85	73	107	67	100	158	289	606	268	9.9
Government direct (ministries)	430	421	520	389	386	470	537	704	554	566	3.1
Social Housing	169	483	355	572	642	357	587	846	714	796	18.8
Other	41	56	47	65	88	85	128	282	122	75	6.9
Total taxpayer-supported	3,908	4,452	4,772	5,428	6,002	6,755	8,772	13,609	15,313	14,538	15.7
Self-supported:
BC Hydro	2,473	3,826	3,082	3,207	3,475	3,919	4,263	4,197	4,051	4,411	6.6
Columbia Basin power projects	1	2	994	7	9	10	8	15	21	20	39.5
Transportation Investment Corporation [1]	4	-	-	-	-	-	-	-	-	-	n/a
BC Railway Company	11	33	6	1	2	6	4	6	5	4	-10.6
ICBC	54	66	62	100	54	41	64	66	76	199	15.6
BC Lottery Corporation [2]	82	75	102	73	90	95	84	100	105	105	2.8
Liquor Distribution Branch	48	60	36	22	22	16	18	34	27	30	-5.1
Other[3]	56	44	104	65	78	78	143	-	-	-	n/a
Total self-supported	2,729	4,106	4,386	3,475	3,730	4,165	4,584	4,418	4,285	4,769	6.4
Total capital spending	6,637	8,558	9,158	8,903	9,732	10,920	13,356	18,027	19,598	19,307	12.6
Per cent of nominal GDP: [4]
Taxpayer-supported	1.4	1.5	1.5	1.8	1.7	1.7	2.1	3.2	3.5	3.1	9.5
Self-supported	1.0	1.4	1.4	1.1	1.0	1.1	1.1	1.0	1.0	1.0	0.7
Total	2.4	2.9	3.0	2.9	2.7	2.8	3.3	4.3	4.4	4.2	6.6
Growth rates:
Taxpayer-supported	6.8	13.9	7.2	13.7	10.6	12.5	29.9	55.1	12.5	-5.1	n/a
Self-supported	0.1	50.5	6.8	-20.8	7.3	11.7	10.1	-3.6	-3.0	11.3	62.0
Total	4.0	28.9	7.0	-2.8	9.3	12.2	22.3	35.0	8.7	-1.5	n/a
Per capita: [5]
Taxpayer-supported	792	887	934	1,049	1,148	1,261	1,589	2,394	2,662	2,497	13.6
Self-supported	553	818	858	671	714	778	831	777	745	819	4.5
Total	1,345	1,704	1,792	1,720	1,862	2,039	2,420	3,172	3,407	3,316	10.5
Real Per Capita Capital Spending (2023 $) [6]	1,627	2,007	2,062	1,964	2,069	2,119	2,420	3,088	3,244	3,095	7.4
Growth rate (per cent)	0.3	23.4	2.7	-4.7	5.3	2.4	14.2	27.6	5.1	-4.6	n/a

[1]	Includes Transportation Investment Plan capital spending and, beginning in 2017/18, Transportation Investment Corporation rehabilitation costs for the Port Mann Bridge due to reclassification from self-supported commercial Crown corporation to a taxpayer-supported agency in response to the cancellation of tolls. Effective April 1, 2018, Transportation Investment Corporation became a subsidiary of BCTFA.
[2]	Forecasted amounts exclude right-of-use assets.
[3]	Includes post-secondary institutions' self-supported subsidiaries
[4]	Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2024/25 amounts divided by nominal GDP for the 2024 calendar year).
[5]	Per capita capital spending is calculated using July 1 population (e.g. 2024/25 amounts divided by population on July 1, 2024).
[6]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2024 CPI for 2024/25 capital spending).

First Quarterly Report 2024/25	| 75

Appendix – Fiscal Plan Update

Table A11 Statement of Financial Position – 2017/18 to 2026/27 1

($ millions)	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Financial assets:
Cash and temporary investments	3,440	3,029	3,985	6,560	7,142	8,247	6,768	4,600	4,526	4,458	2.4
Other financial assets	11,749	12,646	12,413	15,413	17,109	19,074	22,057	21,670	23,971	26,104	7.5
Sinking funds	1,348	752	692	492	510	521	491	561	377	385	-10.8
Investments in commercial Crown corporations:
Retained earnings	6,134	5,738	6,523	9,632	12,426	12,926	14,677	15,403	16,541	17,678	10.1
Recoverable capital loans	20,534	22,547	24,768	26,301	27,218	28,037	30,572	33,877	35,824	38,101	5.8
	26,668	28,285	31,291	35,933	39,644	40,963	45,249	49,280	52,365	55,779	6.9
Total financial assets	43,205	44,712	48,381	58,398	64,405	68,805	74,565	76,111	81,239	86,726	6.5
Liabilities:
Accounts payable, accrued liabilities & others	11,278	12,137	13,100	14,733	18,509	25,400	23,798	22,427	23,410	24,021	7.1
Deferred revenue	8,967	9,620	9,895	11,557	12,796	14,494	15,053	16,154	17,563	18,657	6.9
Debt:
Taxpayer-supported debt	43,607	42,681	46,229	59,750	62,341	59,888	75,402	93,346	113,790	133,364	10.7
Self-supported debt	21,312	23,281	25,932	27,350	28,325	29,492	32,060	35,264	37,185	39,568	5.8
Total provincial debt	64,919	65,962	72,161	87,100	90,666	89,380	107,462	128,610	150,975	172,932	9.3
Add: debt offset by sinking funds	1,348	752	692	492	510	521	491	561	377	385	-10.8
Add: foreign exchange adjustments	-	-	-	-	-	472	494	700	201	(444)	n/a
Less: guarantees & non-guaranteed debt	(896)	(850)	(1,337)	(1,335)	(1,402)	(1,523)	(1,476)	(1,592)	(1,766)	(2,072)	7.9
Financial statement debt	65,371	65,864	71,516	86,257	89,774	88,850	106,971	128,279	149,787	170,801	9.1
Total liabilities	85,616	87,621	94,511	112,547	121,079	128,744	145,822	166,860	190,760	213,479	8.7
Net liabilities	(42,411)	(42,909)	46,130)	(54,149)	(56,674)	(59,939)	(71,257)	90,749)	(109,521)	(126,753)	10.5
Capital and other assets:
Tangible capital assets	45,915	47,909	50,104	52,861	56,142	59,818	65,583	76,100	88,091	99,143	7.2
Restricted assets	1,768	1,834	1,931	2,003	2,147	2,224	2,352	2,427	2,502	2,579	3.5
Other assets	932	952	1,100	1,582	1,791	1,347	1,701	1,622	1,628	1,636	5.2
Total capital and other assets	48,615	50,695	53,135	56,446	60,080	63,389	69,636	80,149	92,221	103,358	7.1
Accumulated surplus (deficit)	6,204	7,786	7,005	2,297	3,406	3,450	(1,621)	(10,600)	(17,300)	(23,395)
Per cent of Nominal GDP: [2]
Net liabilities	15.0	14.4	14.9	17.6	15.9	15.2	17.4	21.4	24.8	27.4	5.6
Capital and other assets	17.2	17.0	17.2	18.4	16.9	16.0	17.0	18.9	20.9	22.3	2.4
Growth rates:
Net liabilities	10.9	1.2	7.5	17.4	4.7	5.8	18.9	27.4	20.7	15.7	n/a
Capital and other assets	10.0	4.3	4.8	6.2	6.4	5.5	9.9	15.1	15.1	12.1	n/a
Per capita: [3]
Net liabilities	8,595	8,546	9,026	10,461	10,843	11,190	12,911	15,966	19,039	21,768	8.8
Capital and other assets	9,853	10,097	10,396	10,905	11,495	11,835	12,617	14,101	16,031	17,751	5.5

[1]	Figures have been restated to reflect government's current accounting policies.
[2]	Net liabilities as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2024/25 amount divided by GDP for the 2024 calendar year).
[3]	Per capita net liabilities is calculated using July 1 population (e.g. 2024/25 amount divided by population on July 1, 2024).

76 |	First Quarterly Report 2024/25

Appendix – Fiscal Plan Update

Table A12 Changes in Financial Position – 2017/18 to 2026/27

($ millions)	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	10-Year Total
(Surplus) deficit for the year	(196)	(1,316)	531	5,615	(1,262)	(956)	5,035	8,979	6,700	6,095	29,225
Change in remeasurement (gains) losses	(36)	(266)	250	(907)	153	912	36	-	-	-	142
Change in accumulated (surplus) deficit	(232)	(1,582)	781	4,708	(1,109)	(44)	5,071	8,979	6,700	6,095	26,909
Capital and other asset changes:
Taxpayer-supported capital investments	3,908	4,452	4,772	5,428	6,002	6,755	8,772	13,609	15,313	14,538	83,549
Less: amortization and other accounting changes	625	(2,458)	(2,577)	(2,671)	(2,721)	(3,079)	(3,007)	(3,092)	(3,322)	(3,486)	(25,788)
Increase in net capital assets	4,533	1,994	2,195	2,757	3,281	3,676	5,765	10,517	11,991	11,052	57,761
Increase (decrease) in restricted assets	73	66	97	72	144	77	128	75	75	77	884
Increase (decrease) in other assets	(194)	20	148	482	209	(444)	354	(79)	6	8	510
Change in capital and other assets	4,412	2,080	2,440	3,311	3,634	3,309	6,247	10,513	12,072	11,137	59,155
Increase (decrease) in net liabilities	4,180	498	3,221	8,019	2,525	3,265	11,318	19,492	18,772	17,232	88,522
Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(1,383)	(396)	785	3,109	2,794	500	1,751	726	1,138	1,137	10,161
Self-supported capital investments	2,729	4,106	4,386	3,475	3,730	4,165	4,584	4,418	4,285	4,769	40,647
Less: loan repayments and other accounting changes	(6,004)	(2,093)	(2,165)	(1,942)	(2,813)	(3,346)	(2,049)	(1,113)	(2,338)	(2,492)	(26,355)
Change in investment	(4,658)	1,617	3,006	4,642	3,711	1,319	4,286	4,031	3,085	3,414	24,453
Increase (decrease) in cash and temporary investments	(792)	(411)	956	2,575	582	1,105	(1,479)	(2,168)	(74)	(68)	226
Other working capital changes [1]	552	(1,211)	(1,531)	(495)	(3,301)	(6,613)	3,996	(47)	(275)	436	(8,489)
Change in investment and working capital	(4,898)	(5)	2,431	6,722	992	(4,189)	6,803	1,816	2,736	3,782	16,190
Increase (decrease) in financial statement debt	(718)	493	5,652	14,741	3,517	(924)	18,121	21,308	21,508	21,014	104,712
(Increase) decrease in sinking fund debt	(261)	596	60	200	(18)	(11)	30	(70)	184	(8)	702
(Increase) decrease in foreign exchange	-	-	-	-	-	(472)	(22)	(206)	499	645	444
Increase (decrease) in guarantees	(188)	(2)	57	113	9	(227)	(80)	217	200	200	299
Increase (decrease) in non-guaranteed debt	249	(44)	430	(115)	58	348	33	(101)	(26)	106	938
Increase (decrease) in total provincial debt	(918)	1,043	6,199	14,939	3,566	(1,286)	18,082	21,148	22,365	21,957	107,095
Represented by increase (decrease) in:
Taxpayer-supported debt	2,108	(926)	3,548	13,521	2,591	(2,453)	15,514	17,944	20,444	19,574	91,865
Self-supported debt	(3,026)	1,969	2,651	1,418	975	1,167	2,568	3,204	1,921	2,383	15,230
Total provincial debt	(918)	1,043	6,199	14,939	3,566	(1,286)	18,082	21,148	22,365	21,957	107,095

1 Includes changes in other financial assets, sinking funds, accounts payable, deferred revenue and other accrued liabilities.

First Quarterly Report 2024/25	| 77

Appendix – Fiscal Plan Update

Table A13 Provincial Debt – 2017/18 to 2026/27

($ millions)	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Taxpayer-supported debt:
Provincial government
Operating	1,156	-	-	8,746	7,233	-	8,729	16,495	23,256	29,715	43.4
Capital [1]
K-12 education	8,891	8,885	9,757	10,529	11,342	10,893	11,643	12,550	13,760	14,939	5.9
Post-secondary institutions	4,584	4,607	4,917	5,426	5,732	5,502	5,979	6,792	7,849	8,767	7.5
Health facilities	6,141	6,173	6,705	7,484	8,223	8,286	10,109	12,872	16,377	19,636	13.8
Ministries general capital	2,718	2,363	3,133	3,702	4,087	4,549	5,084	5,614	6,067	6,533	10.2
Transportation	5,682	5,401	5,401	5,401	5,401	5,391	5,391	5,391	5,391	5,391	-0.6
Social housing	619	619	805	1,062	1,424	1,648	2,024	2,662	3,252	3,870	22.6
Other	242	242	252	268	278	269	352	483	526	536	9.2
Total capital	28,877	28,290	30,970	33,872	36,487	36,538	40,582	46,364	53,222	59,672	8.4
Total provincial government	30,033	28,290	30,970	42,618	43,720	36,538	49,311	62,859	76,478	89,387	12.9

Taxpayer-supported entities:
BC Pavilion Corporation	141	138	135	132	129	126	123	119	116	112	-2.5
BC Transit	84	73	65	60	56	53	109	141	245	318	15.9
BC Transportation Financing Authority	10,388	11,293	12,193	13,321	14,615	18,946	21,286	25,264	30,405	36,013	14.8
Health Authorities and Hospital Societies	1,762	1,795	1,802	1,875	1,839	1,983	2,387	2,340	2,289	2,234	2.7
InBC Investment Corp	161	70	45	37	19	21	60	153	267	331	8.3
Post-secondary institutions	744	763	753	882	922	910	897	979	971	955	2.8
School districts	17	19	18	24	25	21	19	14	9	5	-12.7
Social housing	259	225	222	770	974	1,241	1,182	1,249	2,581	3,380	33.0
Other	18	15	26	31	42	49	28	228	429	629	48.4
Total taxpayer-supported entities	13,574	14,391	15,259	17,132	18,621	23,350	26,091	30,487	37,312	43,977	14.0
Total taxpayer-supported debt	43,607	42,681	46,229	59,750	62,341	59,888	75,402	93,346	113,790	133,364	13.2

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	19,990	22,064	23,238	24,650	25,611	26,707	29,351	32,514	34,442	36,708	7.0
BC Liquor Distribution Branch	-	-	210	233	230	242	233	163	171	180	n/a
BC Lottery Corporation	155	100	233	228	195	201	169	218	233	247	5.3
Columbia Basin power projects	433	418	1,387	1,349	1,319	1,298	1,265	1,237	1,205	1,181	11.8
Columbia Power Corporation	286	282	276	271	266	270	266	260	251	242	-1.8
Post-secondary institution subsidiaries	418	387	504	520	615	685	682	775	775	775	7.1
Other	30	30	84	99	89	89	94	97	108	235	25.7
Total self-supported debt	21,312	23,281	25,932	27,350	28,325	29,492	32,060	35,264	37,185	39,568	7.1
Total provincial debt	64,919	65,962	72,161	87,100	90,666	89,380	107,462	128,610	150,975	172,932	11.5

1 Includes debt incurred by the government to fund the building and construction of capital assets in the education, health, social housing and other sectors.

78 |	First Quarterly Report 2024/25

Appendix – Fiscal Plan Update

Table A14 Provincial Debt Supplementary Information – 2017/18 to 2026/271

($ millions)	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	0.4	-	-	2.8	2.0	-	2.1	3.9	5.3	6.4	35.8
Provincial government capital	10.2	9.5	10.0	11.0	10.3	9.2	9.9	10.9	12.0	12.9	2.6
Total provincial government	10.6	9.5	10.0	13.9	12.3	9.2	12.0	14.8	17.3	19.3	6.9
Taxpayer-supported entities	4.8	4.8	4.9	5.6	5.2	5.9	6.4	7.2	8.4	9.5	7.9
Total taxpayer-supported debt	15.4	14.4	15.0	19.4	17.5	15.2	18.4	22.0	25.7	28.8	7.2
Self-supported debt:
Commercial Crown corporations & agencies	7.6	7.8	8.4	8.9	8.0	7.5	7.8	8.3	8.4	8.6	1.4
Total provincial debt	23.0	22.2	23.4	28.3	25.5	22.6	26.2	30.3	34.1	37.4	5.5
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	-75.1	-100.0	-	-	-17.3	-100.0	-	89.0	41.0	27.8	n/a
Provincial government capital	21.7	-2.0	9.5	9.4	7.7	0.1	11.1	14.2	14.8	12.1	-6.3
Taxpayer-supported entities	3.4	6.0	6.0	12.3	8.7	25.4	11.7	16.8	22.4	17.9	20.3
Total taxpayer-supported debt	5.1	-2.1	8.3	29.2	4.3	-3.9	25.9	23.8	21.9	17.2	14.5
Self-supported debt:
Commercial Crown corporations & agencies	1.8	9.2	11.4	5.5	3.6	4.1	8.7	10.0	5.4	6.4	n/a
Total provincial debt	4.0	1.6	9.4	20.7	4.1	-1.4	20.2	19.7	17.4	14.5	n/a
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	234	-	-	1,690	1,384	-	1,582	2,902	4,043	5,103	40.8
Provincial government capital	5,852	5,634	6,059	6,544	6,981	6,822	7,353	8,157	9,252	10,248	6.4
Taxpayer-supported entities	2,751	2,866	2,986	3,310	3,563	4,359	4,727	5,364	6,486	7,553	11.9
Total taxpayer-supported debt	8,838	8,501	9,045	11,543	11,927	11,181	13,662	16,423	19,781	22,904	11.2
Self-supported debt:
Commercial Crown corporations & agencies	4,319	4,637	5,074	5,284	5,419	5,506	5,809	6,204	6,464	6,795	5.2
Total provincial debt	13,157	13,137	14,119	16,827	17,347	16,687	19,471	22,628	26,245	29,699	9.5
Real Per Capita Provincial Debt (2023 $) [4]	15,915	15,470	16,246	19,217	19,271	17,341	19,471	22,027	24,991	27,718	6.4
Growth rate (per cent)	0.3	-2.8	5.0	18.3	0.3	-10.0	12.3	13.1	13.5	10.9	n/a

1 Numbers may not add due to rounding.

2 Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2024/25 debt divided by nominal GDP for the 2024 calendar year).

3 Per capita debt is calculated using July 1 population (e.g. 2024/25 debt divided by population on July 1, 2024).

4 Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2024 CPI for 2024/25 debt).

First Quarterly Report 2024/25	| 79

Appendix – Fiscal Plan Update

Table A15 Key Provincial Debt Indicators – 2017/18 to 2026/27

	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Updated Forecast 2024/25	Plan 2025/26	Plan 2026/27	Average annual change
											(per cent)
Debt to revenue (per cent)
Total provincial	94.8	89.7	95.9	115.2	104.4	90.7	113.4	130.4	147.4	163.2	6.2
Taxpayer-supported	82.6	75.3	80.6	101.4	90.9	74.3	97.9	117.1	139.1	158.0	7.5
Debt per capita ($) [1]
Total provincial	13,157	13,137	14,119	16,827	17,347	16,687	19,471	22,628	26,245	29,699	9.5
Taxpayer-supported	8,838	8,501	9,045	11,543	11,927	11,181	13,662	16,423	19,781	22,904	11.2
Debt to nominal GDP (per cent) [2]
Total provincial	23.0	22.2	23.4	28.3	25.5	22.6	26.2	30.3	34.1	37.4	5.5
Taxpayer-supported	15.4	14.4	15.0	19.4	17.5	15.2	18.4	22.0	25.7	28.8	7.2
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.0	3.8	3.8	3.7	3.3	3.2	3.7	4.7	5.1	5.8	4.1
Taxpayer-supported	3.3	3.2	3.1	3.1	2.8	2.5	3.2	4.2	4.8	5.6	6.2
Interest costs ($ millions)
Total provincial	2,759	2,786	2,872	2,817	2,848	3,116	3,518	4,679	5,261	6,150	9.3
Taxpayer-supported	1,725	1,793	1,807	1,832	1,896	2,032	2,446	3,349	3,909	4,727	11.9
Interest rate (per cent) [4]
Taxpayer-supported	4.1	4.2	4.1	3.5	3.1	3.3	3.6	4.0	3.8	3.8	-0.6
Background Information:
Revenue ($ millions)
Total provincial [5]	68,471	73,556	75,283	75,583	86,832	98,583	94,769	98,641	102,408	105,951	5.0
Taxpayer-supported [6]	52,786	56,703	57,386	58,925	68,587	80,575	77,043	79,690	81,780	84,414	5.4
Debt ($ millions)
Total provincial	64,919	65,962	72,161	87,100	90,666	89,380	107,462	128,610	150,975	172,932	11.5
Taxpayer-supported [7]	43,607	42,681	46,229	59,750	62,341	59,888	75,402	93,346	113,790	133,364	13.2
Provincial nominal GDP ($ millions) [8]	282,283	297,392	308,993	307,412	355,937	395,215	409,874	424,051	442,228	462,735	5.6
Population (thousands at July 1) [9]	4,934	5,021	5,111	5,176	5,227	5,356	5,519	5,684	5,753	5,823	1.9

1 The ratio of debt to population (e.g. 2024/25 debt divided by population at July 1, 2024).

2 The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2024/25 debt divided by 2024 nominal GDP).

3 The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4 Weighted average of all outstanding debt issues.

5 Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6 Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7 Excludes debt of commercial Crown corporations and agencies and funds held under the province's warehouse borrowing program.

8 Nominal GDP for the calendar year ending in the fiscal year (e.g. nominal GDP for 2024 is used for the fiscal year ended March 31, 2025).

9 Population at July 1st within the fiscal year (e.g. population at July 1, 2024 is used for the fiscal year ended March 31, 2025).

80 |	First Quarterly Report 2024/25

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